UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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CVR Energy, Inc.
(Name of Registrant as Specified In Its Charter)

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April 23, 2021

To the Stockholders of CVR Energy, Inc.:

On behalf of our Board of Directors and management team, I am pleased to invite you to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of CVR Energy, Inc. on Wednesday, June 2, 2021, at 10:00 a.m. (Central Time). Once again, our Annual Meeting will be held via live webcast, not only to increase efficiency and improve our stockholders’ ability to participate, but also due to public health considerations.

You will be able to attend, vote your shares electronically, and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CVI2021. Details on how to attend the Annual Meeting online and the business to be conducted are fully described in this Proxy Statement, which is available to stockholders online at www.proxyvote.com or by following the instructions set forth in the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received.

2020 was an unprecedented year, as the COVID-19 pandemic touched every part of our lives. While challenging, I am proud of all we were able to accomplish during the year, remaining focused on achieving our Mission of being a top-tier North American petroleum refining and nitrogen-based fertilizer company and committed to our core Values of Safety, Environment, Integrity, Corporate Citizenship and Continuous Improvement. These core Values inform not only how we do business each and every day, but also the compensation and corporate governance practices we employ to the benefit of all our stockholders. Details about these items, as well as other information you may need to make informed decisions about the matters on which you are being asked to vote, are included in this Proxy Statement. I encourage you to read it and to exercise your right to vote your shares.

Thank you for your investment in CVR Energy, Inc. and for your continuing support. I wish you and yours health and prosperity in 2021 and beyond.

Sincerely,

CVR Energy, Inc.

David L. Lamp
President and Chief Executive Officer

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

When:	Wednesday, June 2, 2021, at 10:00 a.m. (Central Time)
Where:	Virtually via live webcast at www.virtualshareholdermeeting.com/CVI2021
Items of Business:
At the Annual Meeting, you will be asked to:
1.Elect the eight directors named in this Proxy Statement, each to serve a one-year term;
2.Approve, on an advisory basis, our named executive officer compensation (“Say-on-Pay”);
3.Ratify the appointment of our independent registered public accounting firm for the 2021 fiscal year; and
4.Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Who Can Vote:	Stockholders of record as of the close of business on Friday, April 9, 2021.
How to Vote:	Your vote is important! Even if you plan to attend the virtual Annual Meeting, it is important you vote as soon as possible using one of the methods set forth in this Proxy Statement.
How to Request Materials:
Our proxy materials, including our Annual Report on Form 10-K for the year ended December 31, 2020, are available to stockholders free of charge by requesting a copy online at www.proxyvote.com or by other methods set forth in this Proxy Statement.

By Order of the Board of Directors,
CVR Energy, Inc.

Melissa M. Buhrig
Executive Vice President, General Counsel and Secretary

Sugar Land, Texas
April 23, 2021

PROXY STATEMENT FOR CVR ENERGY, INC.
2021 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This is only a summary and may not contain all of the information that is important to you. Please review this Proxy Statement in full, as well as our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Annual Report”).

2021 Meeting Information

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of CVR Energy, Inc. (“CVR Energy” or the “Company”) of proxies to be voted at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”), and at any adjournments or postponements thereof.

Date:	June 2, 2021
Time:	10:00 a.m. (Central Time)
Location:	Virtually via live webcast at www.virtualshareholdermeeting.com/CVI2021
How to Attend:	By entering, at the website above, the control number, which may be found on the Notice of Internet Availability of Proxy Materials sent to you.
Matters to be Voted Upon

In addition to the proposals listed below, stockholders will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Each proxy will be voted as specified by the stockholder. Any duly executed proxy not specifying to the contrary will be voted in accordance with the Board’s recommendations, listed below.

Proposals		Board Recommendation	Page Reference
Proposal 1.	Election of Eight Directors Named in this Proxy Statement	FOR each nominee	20
Proposal 2.	Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay”)	FOR	43
Proposal 3.	Ratification of the Appointment of Auditors	FOR	46
Board, Governance, and Compensation Highlights

Our Board believes that our commitment to high ethical standards, strong corporate governance, the skills and experience of our directors, and our compensation policies and practices benefit our stockholders, employees, customers, and communities. Some highlights of our corporate governance and compensation practices include:
•Experienced Board with all directors elected annually;
•Active Board and committee oversight of Company risks;
•Separate Chairman and Chief Executive Officer (“CEO”) roles;
•Independent directors who regularly meet in executive session;
•Alignment of executive pay with Company performance, including rigorous performance goals;
•Executive compensation that includes fixed, variable, long-term, and short-term elements; and
•Clawback policies in long-term incentive awards.

2020 Company Performance Highlights
During 2020, we continued our Mission of being a top-tier North American petroleum refining and nitrogen-based fertilizer company as measured by safe and reliable operations, superior performance, and profitable growth.

Our core values define the way we do business every day to accomplish our mission and serve as the foundation on which our Company is built.

Safety
We always put safety first. The protection of our employees, contractors and communities is paramount. We have an unwavering commitment to safety above all else. If it’s not safe, then we don’t do it.

Environment
We care for our environment. Complying with all regulations and minimizing any environmental impact from our operations is essential. We understand our obligation to the environment and that it’s our duty to protect it.

Integrity We require high business ethics. We comply with the law and practice sound corporate governance. We only conduct business one way—the right way with integrity.

Corporate Citizenship
We are proud members of the communities where we operate. We are good neighbors and know that it’s a privilege we can’t take for granted. We seek to make a positive economic and social impact through our financial donations and the contributions of time, knowledge, and talent of our employees to the places where we live and work.

Continuous Improvement
We believe in both individual and team success. We foster accountability under a performance-driven culture that supports creative thinking, teamwork, diversity, and personal development so that employees can realize their maximum potential. We use defined work practices for consistency, efficiency, and to create value across the organization.

Our strategic objectives of Safety, Reliability, Market Capture, and Financial Discipline drive the accomplishment of our Mission. We successfully executed a number of achievements in support of our strategic objectives shown below through the date of our 2020 Annual Report.

	Safety	Reliability	Market Capture	Financial Discipline
Corporate:
Increased liquidity and extended debt maturity with the January issuance of $1.0 billion of Senior Unsecured Notes due in 2025 and 2028, and the redemption of $0.5 billion CVR Refining, LP Senior Notes due in 2022.				✓
Operated our Petroleum Segment and Nitrogen Fertilizer Segment facilities safely and reliably and maintained financial discipline amid COVID-19 pandemic.	✓	✓		✓
Reduced consolidated operating and SG&A expenses by over 12% compared to 2019.				✓
Reduced lost profit opportunities by $46 million compared to 2019.		✓	✓	✓
Achieved over 19% reduction in environmental events compared to 2019.	✓
Reduced capital spending by over $21 million compared to initial spending plans.				✓
Petroleum Segment:
Safely completed the planned turnaround of the Coffeyville Refinery in April 2020, limiting exposure to the volatile margin environment.	✓	✓	✓	✓
Received Board approval to proceed with construction of the Renewable Diesel Unit project at the Wynnewood Refinery.			✓	✓
Announced agreement to acquire Oklahoma crude oil pipeline business from Blueknight Energy.			✓	✓
Reduced operating and SG&A expenses by 13% compared to 2019.				✓
Reduced lost profit opportunities by $32 million compared to 2019.		✓	✓	✓
Reduced capital spending by $20 million compared to initial spending plans.				✓
Achieved over 40% reduction in environmental events compared to 2019.	✓
Nitrogen Fertilizer:
Maintained high asset reliability and a combined utilization rate of 98% at both facilities through the fourth quarter of 2020.	✓	✓	✓
Achieved record shipments of ammonia from the East Dubuque Fertilizer Facility during April 2020.		✓	✓
Reduced lost profit opportunities by $14 million compared to 2019.		✓	✓	✓
Generated Coffeyville Fertilizer Facility’s first carbon offset credits related to N2O abatement and continued sequestration of CO2 for enhanced crude oil recovery.	✓			✓
Reduced operating and SG&A expenses by over 12% in 2020 as compared to 2019.				✓
Reduced capital spending by $9 million compared to initial spending plans.				✓
Amended and extended the CVR Partners, LP’s ABL Credit Agreement during the third quarter of 2020.				✓
Completed Messer LLC contract renewal with favorable conditions including new O2 tank.				✓
Repurchased $7 million of CVR Partners, LP common units during 2020.				✓

Environmental, Social & Governance (“ESG”) Highlights

In the past year, we achieved numerous milestones through our commitment to sustainability, including environmental and safety stewardship, diversity and inclusion, community outreach and sound corporate governance, a sampling of which are listed below:
Environmental & Safety Stewardship	In our Petroleum Segment	In our Nitrogen Fertilizer Segment
✓ Reduced criteria pollutant emissions approx. 20% from 2015 to 2019

✓ Commenced construction on renewable diesel unit designed to produce approx. 100 million gallons of renewable diesel/year
✓ Received Oklahoma Trucking Association Fleet Safety Award
✓ Mitigated >1mm metric tons of carbon dioxide equivalents (CO2e)/year ✓ Manufactured hydrogen and ammonia that qualifies as “blue” with carbon capture and sequestration through enhanced oil recovery
Building Inclusive Communities	❖ Diversity is key component of our Mission & Values ❖ Site-Level Community Impact Committees steer local contributions, sponsorships and volunteer activities
Leadership Accountability	❖ Board Level ESG oversight ❖ 25% of CVR Energy Directors and 38% of CVR Partners Directors are female or racially diverse ❖ Average tenure of CVR Energy and CVR Partners’ Directors is less than 8 years
❖ Annual Code of Ethics & Business Conduct certification
❖ Standing EH&S Committee chaired by independent Director and former EPA Assistant Administrator for Enforcement
❖ More than 75% of Executive Compensation is variable & tied to Company performance

The Mission & Values that guide CVR Energy are core to our sustainability commitment, including to carbon footprint reduction, through Board-approved projects.

INFORMATION ABOUT THE ANNUAL MEETING AND PROXY MATERIALS
We are providing this Proxy Statement and related materials because our Board is soliciting your proxy to vote your shares at the 2021 Annual Meeting of Stockholders to be held on Wednesday, June 2, 2021, beginning at 10:00 a.m. (Central Time) virtually at www.virtualshareholdermeeting.com/CVI2021 and at any adjournments or postponements of the Annual Meeting. This Proxy Statement and the enclosed proxy card are being first made available to stockholders of record on or about April 23, 2021. All stockholders are invited to attend the online Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to be Held on June 2, 2021:

This Proxy Statement and our 2020 Annual Report are available online at www.proxyvote.com.

What matters will be voted on, how does the Board recommend I vote, and what is required to approve each matter?

The three matters scheduled to be voted on at the Annual Meeting, the recommendations of the Board, and the approval required for each matter are listed below:

Proposals	Board Recommendation	Page Reference	Requirement to Approve
Proposal 1: Election of Eight Directors Named in this Proxy Statement	FOR each nominee	20	Affirmative vote of a plurality of the votes present in person (virtually) or by proxy and entitled to vote (in other words, the eight nominees who receive the most votes “FOR” their election will be elected).
Proposal 2: Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay”)	FOR	43	Affirmative vote of a majority of the votes present in person (virtually) or by proxy and entitled to vote. However, the vote is non-binding, and CVR Energy will not be required to take any action as a result of the outcome of the vote.
Proposal 3: Ratification of the Appointment of Auditors	FOR	46	Affirmative vote of a majority of the votes present in person (virtually) or by proxy and entitled to vote.
In addition to these matters, stockholders will also transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

How do I vote?

If you were a stockholder of record at the close of business on April 9, 2021 (the “Record Date”), you can vote your shares by any one of the following methods:
•Before the Annual Meeting:
◦By visiting www.proxyvote.com and entering your control number;
◦By telephone at 1-800-690-6903 and providing your control number; or
◦By signing and returning your proxy card by mail, if you received a paper copy of the proxy materials.
•During the Annual Meeting:
◦By participating in the Annual Meeting and voting online during the Annual Meeting at www.virtualshareholdermeeting.com/CVI2021.

If you were a beneficial owner at the close of business on the Record Date, you will be sent separate voting instructions from your broker, bank, or other nominee explaining how to vote your shares. Beneficial owners who wish to vote during our online Annual Meeting must ask the brokerage firm, trust, bank, or other nominee that holds their shares to provide them with a legal proxy to vote such shares.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone will not affect your right to attend the Annual Meeting and vote online during the Annual Meeting.

Why did I receive the Notice? How do I request a paper copy of the proxy materials and 2020 Annual Report?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide its proxy materials over the Internet. Accordingly, we have sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date, April 9, 2021. All stockholders may access the proxy materials on the website referred to in the Notice: www.proxyvote.com. Our 2020 Annual Report and other periodic filings with the SEC are also available at the SEC’s website at www.sec.gov or at www.cvrenergy.com under the heading “Investor Relations” and the subheading “SEC Filings.” Unless specifically stated herein, documents and information on our website are not incorporated by reference in this Proxy Statement.

Stockholders may request a paper copy of our proxy materials and 2020 Annual Report free of charge by:
•Requesting online at www.proxyvote.com;
•Calling 1-800-579-1639;
•Sending an email to sendmaterial@proxyvote.com including your control number; or
•Writing to Melissa M. Buhrig, Secretary, at the Company’s corporate headquarters located at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

While stockholders may request to receive paper copies of proxy materials on an ongoing basis, the Company encourages stockholders to access the proxy materials online to help reduce the costs the Company incurs in printing and mailing paper copies of the proxy materials and 2020 Annual Report. Please make the request as instructed above on or before May 19, 2021, to facilitate timely delivery.

What is a Proxy Statement?

A Proxy Statement is a document that the SEC requires us to give you when we solicit your proxy to vote your shares on your behalf. A proxy is your legal designation of another person to vote the stock you own. When you vote online, by telephone or by signing, dating and returning your proxy card, you designate two of our officers as your proxies at the Annual Meeting. These two officers are Tracy D. Jackson, our Executive Vice President and Chief Financial Officer (“CFO”), and Melissa M. Buhrig, our Executive Vice President, General Counsel and Secretary, each with full power to act without the other and with full power of substitution.

Who is entitled to vote?

Holders of CVR Energy common stock at the close of business on the Record Date, April 9, 2021 are entitled to receive the Notice and to vote their shares at the Annual Meeting and any adjournments or postponements thereof. A list of stockholders of record will be available for inspection during normal business hours for 10 days preceding the Annual Meeting at our corporate headquarters located at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479 and electronically during the Annual Meeting at www.proxyvote.com when you enter your control number. On the Record Date, there were 100,530,599 shares of CVR Energy common stock outstanding. CVR Energy common stock is our only class of voting stock issued and outstanding.

How many votes do I have?

You will have one vote for every share of CVR Energy common stock that you owned at the close of business on the Record Date, April 9, 2021.

What is the difference between a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with CVR Energy’s transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares. If your shares are held in a stock brokerage account, by a bank, or other nominee, you are considered a “beneficial owner” with respect to those shares, which shares are sometimes referred to as being held “in street name,” and access to our proxy materials is being provided to you by your broker, bank, or other nominee who is considered the stockholder of record with respect to those shares.

Can I revoke or change my vote?

If you are a stockholder of record, you can change or revoke your proxy before it is voted at the Annual Meeting in one of the following ways:
•Timely delivering a valid, later-dated proxy or a later-dated vote by telephone;
•Timely delivering written notice of revocation to the Company’s Secretary at the address above; or
•Attending the Annual Meeting online and voting online during the Annual Meeting.

If you are a beneficial owner of shares but not the stockholder of record, you may submit new voting instructions by contacting your broker, bank, or other nominee. You may also vote at the Annual Meeting if you obtain a legal proxy as described in the answer to the question “How do I vote?” above. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How can I participate in the Annual Meeting?

The Annual Meeting will be held entirely virtually, as permitted by Delaware law and the Company’s Second Amended and Restated By-Laws (the “By-Laws”). There will be no physical location at which stockholders may attend the Annual Meeting, but stockholders may participate in and vote at the Annual Meeting online. Stockholders who participate in the virtual Annual Meeting will be deemed to be present in person and will be able to vote during the Annual Meeting at the time the polls are open. Stockholders who wish to participate in the meeting should go to www.virtualshareholdermeeting.com/CVI2021 at least 10 minutes before the beginning of the Annual Meeting to register their participation and complete the verification procedures to confirm that they were stockholders of record (or a duly authorized proxy holder of a stockholders of record) as of the Record Date, April 9, 2021. Stockholders of record (or a duly authorized proxy holder of a stockholder of record) will need to provide their control number to verify their identity and gain access to the Annual Meeting.

What if during the check-in time or during the Annual Meeting, I have technical difficulties or trouble accessing the live webcast?

If you encounter any difficulties accessing the live webcast during the check-in or meeting, please call the Broadridge technical support number that will be posted on the Annual Meeting log-in page at www.virutalshareholdermeeting.com/CVI2021.

What votes need to be present to hold the Annual Meeting?

Under our By-Laws, the presence in person, online, or by proxy, of the stockholders of record of a majority of the aggregate voting power of the common stock issued and outstanding on the Record Date (April 9, 2021) entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. Although not expected, if a quorum is not present or represented, we may adjourn and reschedule the Annual Meeting, without notice other than announcement at the Annual Meeting, until a quorum is present or represented.

How are votes counted?

For Proposal 1 (Election of Eight Directors Named in this Proxy Statement), your vote may be cast “FOR” all of the nominees or your vote may be “WITHHOLD” with respect to one or more of the nominees. If you withhold your vote with respect to any nominee, your vote will have no effect on the election of such nominee. For all other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN” from voting with respect to any of these proposals, it has the same effect as a vote “AGAINST” the proposal. If you sign your voting instruction form with no further instructions and you are a stockholder of record as of the Record Date, then your shares will be voted in accordance with the recommendations of our Board. If you sign your voting instruction form with no further instructions and you are a beneficial owner, then please see the response to the question immediately below for a description of how your shares will be voted.

What is the effect of broker non-votes?

A broker “non-vote” occurs when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under current New York Stock Exchange (the “NYSE”) rules, a broker, bank, or other nominee may exercise discretionary voting power for the ratification of the selection of Grant Thornton LLP and, therefore, no broker non-votes are expected for this proposal. However, your broker, bank, or other nominee will not be permitted to exercise discretion to vote your shares for the election of directors or the Say-on-Pay proposal. Directors are elected by a plurality vote and, therefore, shares subject to a broker non-vote with respect to the election of directors will have no effect on the election of nominees. Shares subject to a broker non-vote with respect to the Say-on-Pay proposal are not considered to be entitled to vote at the Annual Meeting and, therefore, will have no effect on the Say-on-Pay proposal.

Who will pay the costs of soliciting these proxies?

We will bear all costs of solicitation. Upon request, we will reimburse brokers, banks, and other nominees for the expenses they incur in forwarding the proxy materials to you.

Is this Proxy Statement the only way that proxies may be solicited?

No. In addition to our mailing the Notice, members of our Board, executive officers, and certain employees may solicit proxies by telephone, by fax, by other electronic means of communication (through electronic mail and the Company’s webpage), or in person. They will not receive any compensation for their solicitation activities in addition to their regular compensation. We have not engaged an outside solicitation firm in connection with the solicitation of proxies at this year’s Annual Meeting.

Where can I find the voting results?

We will publish voting results in a Current Report on Form 8-K (“Form 8-K”) that we will file with the SEC within four business days following the Annual Meeting. If on the date of this filing the inspector of election for the Annual Meeting has not certified the voting results as final, we will note in the filing that the results are preliminary and publish the final results in a subsequent amended Form 8-K filing within four business days after the final voting results are known.

Why did I receive only one Notice when there are several stockholders of record at my address?

If you and other residents at your mailing address own shares in street name, your broker, bank, or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker, bank, or other nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank, or other nominee will have sent one copy of the Notice and, if applicable, our 2020 Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank, or other nominee.

If you did not receive an individual copy of the Notice, our 2020 Annual Report, or Proxy Statement, we will send copies to you if you contact us at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, (281) 207-3200, Attention: General Counsel & Secretary or use one of the other methods described in this Proxy Statement. If you and other residents at your address have been receiving multiple copies of the Notice or, if applicable, our 2020 Annual Report or Proxy Statement, and desire to receive only a single copy of these materials, you may contact your broker, bank, or other nominee or contact us at the above address or telephone number.

Whom should I contact if I have any questions about my common stock ownership?

If you are a stockholder of record and have any questions about your ownership of CVR Energy common stock, please contact our transfer agent at: American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, Telephone: (800) 937-5449, E-mail: help@astfinancial.com, or Website Address: www.astfinancial.com. If you hold your shares “in street name” please contact your broker, bank, or other nominee.

CORPORATE GOVERNANCE

Introduction

We believe that good corporate governance benefits all of our stockholders and is a critical component to driving long-term stockholder value. We regularly review and consider, and may make changes to, our corporate governance policies and practices in light of the rules, regulations and standards of the SEC and NYSE, industry best practices and input from our Board, its committees and our stockholders.

We have adopted a Code of Ethics and Business Conduct (the “Code”) that applies to all of our directors, officers, and employees, and also includes portions that specifically apply to our CEO, CFO, Principal Accounting Officer, and others performing related functions, and to the extent required in their agreements with us, contractors, consultants, and others who do business on our behalf. Copies of the Code and our Corporate Governance Guidelines are posted on our website at www.cvrenergy.com under the heading “Investor Relations” and the subheading “Corporate Governance.” Printed copies of these documents are also available free of charge upon request to our Secretary. We will post on our website or file a Form 8-K with the SEC any amendments to, or waivers from, the Code requiring disclosure under applicable rules within four business days following the amendment or waiver.

Our Board

At the beginning of 2020, the Board consisted of three directors affirmatively determined by the Board to be independent directors (Bob G. Alexander, Stephen Mongillo, and James M. Strock), one employee director (David L. Lamp, our President and CEO), and four non-management directors who are also directors and/or executive officers of Icahn Enterprises L.P. (“IEP”) (SungHwan Cho; Patricia A. Agnello; Jonathan Frates; and Hunter C. Gary). On April 15, 2020, Jaffrey A. Firestone, who had been affirmatively determined by the Board to be independent, was appointed to the Board and its Audit Committee and Environmental, Health & Safety (“EH&S”) Committee, following Mr. Alexander’s passing on April 5, 2020. Effective on April 20, 2021, SungHwan Cho, our Chairman, resigned from the Board and its Governance Committee and Special Committee for personal reasons, and not as a result of any disputes or disagreements with the Board or the Company, or any officers or employees thereof. Effective on Mr. Cho’s resignation, the Board (i) appointed Patricia A. Agnello as Chairman of the Board, and (ii) following review of Kapiljeet Dargan’s background, skills, expertise, and qualifications for membership on the Board, determined that Mr. Dargan was qualified to serve on the Board, and appointed Mr. Dargan to serve as a director. As detailed in his biography included herein, Mr. Dargan is an employee of IEP, an entity controlled by Mr. Carl C. Ichan. Mr. Icahn indirectly controls approximately 70.8% of the common shares of CVR Energy. Other than the foregoing, as of the date of his appointment, Mr. Dargan is not a party to any transactions that would be required to be reported under Item 404(a) of Regulation S-K and there are no other arrangements or understandings between Mr. Dargan and any other persons pursuant to which he was selected as a director. Mr. Dargan will not receive compensation from the Company for his service on the Board or its committees.

None of our current directors or executive officers currently have any family relationship with any other director or executive officer. The table below sets forth the names and ages of each of the nominees for our Board (each of whom is an existing director) and the month and year they first joined our Board.

Name	Age	Position	Joined Board
Patricia A. Agnello	64	Chairman and Director	September 2018
Kapiljeet Dargan	39	Director	April 2021
Jaffrey (Jay) A. Firestone	64	Director	April 2020
Jonathan Frates	38	Director	March 2016
Hunter C. Gary	46	Director	September 2018
David L. Lamp	63	President, CEO and Director	January 2018
Stephen Mongillo	59	Director	May 2012
James M. Strock	64	Director	May 2012

Detailed descriptions of the backgrounds, experience, and qualifications of our directors can be found in “Proposal 1” herein. As required by our Corporate Governance Guidelines, the Board periodically evaluates the composition of the Board, including the skill sets, diversity, leadership qualities, background, and experience of its directors. The Board believes its current structure and composition is best for the Company and its stockholders at this time.

Board Leadership

Our Corporate Governance Guidelines provide the Board with the flexibility to exercise its business judgment to choose the optimal leadership for the Board depending upon the Company’s particular needs and circumstances.

The Board is currently led by its Chairman, Ms. Agnello, and our CEO, Mr. Lamp. The Board believes that this leadership structure, which separates the Chairman and CEO roles, clarifies the individual roles and responsibilities of the Chairman and CEO, enhances accountability, and is the best structure for the Company at this time. However, the Board recognizes there is no single “right” approach, so the Board maintains the flexibility to make determinations as to the best leadership structure and allocation of responsibilities of the Chairman and CEO as circumstances warrant. In determining the appropriate leadership structure, the Board considers, among other factors, the current composition and dynamics of the Board and the challenges and opportunities specific to the Company.

Director Qualifications and Nominations

The Board seeks a diverse group of directors who have attributes necessary to create a cohesive and effective Board, including high personal and professional ethics, integrity and values, vision and long-term strategic perspective, experience in similar industries, practical judgment, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all of our stockholders. The Board believes its members should possess a combination of skills, professional experience, and diversity of backgrounds and perspectives necessary to oversee our business.

As a result of IEP’s control of a majority of our outstanding common stock, IEP ultimately controls the election of all of the members of our Board. Consequently, our Board has deemed it appropriate not to maintain a formal policy with respect to the review of potential nominees or to charge the Nominating and Corporate Governance Committee (the “Governance Committee”) with the nomination of directors. However, all of our directors ultimately participate in the review of potential nominees to our Board. In 2021, the Board reviewed the qualifications, skills, backgrounds, and experience of our directors and director nominees, both individually and in the broader context of the Board’s overall composition and our current and anticipated future needs.

The Board may consider candidates recommended by stockholders, as well as candidates recommended by other sources such as other directors or officers, third-party search firms, or other appropriate sources. If a stockholder wishes to recommend a candidate for director for election at the 2022 Annual Meeting of Stockholders, it must follow the procedures described below under “2022 Stockholder Proposals and Director Nominations.”

Director Independence and the “Controlled Company” Exemption

We are a controlled company under the rules of the NYSE and, as a result, we qualify for and rely on exemptions from certain requirements of the NYSE. Under the rules of the NYSE, a listed company is a controlled company when more than 50% of the voting power is held by an individual, a group, or another company. Our Board has determined that we are a controlled company because Carl C. Icahn indirectly controls approximately 70.8% of our outstanding common stock.

Due to our status as a controlled company, we are relying on exemptions from the NYSE rules that require our Board be comprised of a majority of independent directors, as defined under the rules of the NYSE. Although not required by the NYSE, the Board does maintain a Compensation Committee and a Governance Committee, which are not (and are not required to be) comprised solely of independent directors.

The controlled company exemption does not modify the independence requirements for the Audit Committee. The Sarbanes-Oxley Act of 2002 (as amended, the “Sarbanes-Oxley Act”) and NYSE rules require that our Audit Committee be composed entirely of independent directors. The members of the Audit Committee are Mr. Mongillo, who serves as Chairman, and Messrs. Firestone and Strock. Mr. Alexander was a member of the Audit Committee up to April 5, 2020. All members were affirmatively determined by our Board to be “independent” and “financially literate” under the rules and regulations of the NYSE and the SEC applicable to audit committee members under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), during their time of service. In addition, Mr. Mongillo was further determined to be an “Audit Committee Financial Expert” under the rules and requirements of the NYSE.

Board Oversight and Meetings

The Board oversees the business of the Company, which is conducted by the Company’s officers and employees under the direction of the CEO. The Board performs a number of specific functions either directly or through its committees, including (among others):
•Reviewing, approving, and monitoring financial and business strategies, risks, and major corporate actions;
•Selecting, evaluating, and compensating the CEO and other executive officers of the Company;
•Reviewing the Company’s business results and compliance with its public disclosure obligations; and
•Overseeing the Company’s ESG initiatives.

Members of the Board are kept informed about our Company’s business by members of the Company’s management. The full Board is also advised of actions taken by the various committees of our Board by the chairmen of those committees. Directors have access to all of our books, records, and reports, and members of management are available at all times to answer their questions. Management also communicates with the various members of our Board on an informal basis, as needed, to effectively oversee the activities of our Company.

The Board met six times and acted by written consent six times in 2020. All of the directors who served during 2020 attended at least 75% of the total meetings of the Board and each of its committees on which such director served, except for Mr. Alexander, who attended one-quarter of the meetings of the Board and of each of the committees on which he served until his passing on April 5, 2020. In addition, while we do not have a policy regarding attendance at the annual meeting of stockholders, all director nominees are encouraged to attend the Annual Meeting. In 2020, four directors attended our virtual annual meeting of stockholders.

Meetings of Non-Management Directors and Executive Sessions

To promote open discussion among non-management directors, we schedule regular executive sessions in which our independent directors meet without management participation. During 2020, four of our directors were independent (Messrs. Alexander, Firestone, Mongillo, and Strock) and all of our directors were non-management directors, except for Mr. Lamp, our CEO. Currently, we do not have a lead independent director. Our independent directors met five times in executive session during 2020. Mr. Mongillo presides over executive sessions held by our independent directors.

Risk Oversight

We believe that our governance processes provide rigorous Board oversight of the Company and its management. The Board considers oversight of CVR Energy’s risks and risk management activities to be a responsibility of the entire Board, though the Board also delegates certain risk oversight to certain of its committees, including these standing committees:

Audit Committee Risk Oversight Areas	Compensation Committee Risk Oversight Areas	Governance Committee Risk Oversight Areas	EH&S Committee Risk Oversight Areas
Financial exposure, insurance, legal, compliance, financial statements and reporting, technology and cybersecurity, and ESG governance initiatives	Compensation and benefits policies and programs, succession, executive performance, and ESG social initiatives	Corporate governance, Code compliance, Board and committee performance, and ESG governance initiatives	Environmental, health and safety policies, programs, procedures, regulations, compliance and initiatives, and ESG environmental initiatives

The Board’s role in risk oversight includes receiving regular reports from management on areas of material risk to the Company or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic, and reputational risks. The full Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board (or committee) to understand the Company’s risk identification, risk management, and the steps management has taken to monitor and control such exposures, including the periodic review of new and emerging risks. When a report is vetted at the committee level, the chairman of that committee subsequently reports on the matter to the full Board. This enables the Board and its committees to coordinate the

Board’s risk oversight role. The Board also believes that risk management is an integral part of CVR Energy’s annual strategic planning process, which addresses, among other things, long-term risks and opportunities.

The Company is committed to conducting business in a safe and environmentally sensitive manner that promotes sustainable environments and respects community values, while staying true to its mission of providing superior performance, profitable growth, resilience, adaptability and stockholder value. In recognition of the importance of ESG principles to our business, we have commissioned a steering committee comprised of members of our management team to lead, formalize and direct execution of the Company’s ESG initiatives and our Board, based on the recommendations of management and the Audit, Compensation, Governance and EH&S Committees, recently updated the charters of the committees and our Corporate Governance Guidelines to add ESG risk oversight as a responsibility of each Committee and the Board.

The CEO’s membership on and collaboration with the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various businesses and risks. He is available to the Board to address any questions from other directors regarding management’s ability to identify and mitigate risks and weigh them against potential rewards.

Communications with Directors

Stockholders and other interested parties wishing to communicate with our Board may send a written communication addressed to:
CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: General Counsel

Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication. Any stockholder or other party who is interested in contacting only the independent directors or non-management directors as a group or the director who presides over the meetings of the independent directors or non-management directors may also send written communications to the contact above and should state for whom the communication is intended.

Committees of the Board

Our Board has five main standing committees: the Audit Committee, the Compensation Committee, the Governance Committee, the EH&S Committee, and the Special Committee. Any standing committee with a written charter reviews the adequacy of such charter periodically or annually, as applicable, in addition to evaluating its performance and reporting to the Board on such evaluation. The charter for each of these committees (except the Special Committee which does not have a charter) is posted on our website at www.cvrenergy.com under the heading “Investor Relations” and the subheading “Corporate Governance.” The function of each committee is described in greater detail below.

Audit Committee Met 4 times in 2020 Current Members: Stephen Mongillo*†, Chairman Jaffrey A. Firestone* James M. Strock* *Independent and Financially Literate †Audit Committee Financial Expert
Primary Responsibilities:
•Oversees and reviews with management, the independent auditor, and internal auditor the integrity of the Company’s financial statements, financial reports, and other financial information
•Oversees and reviews the integrity and adequacy of the Company’s auditing, accounting and financial reporting processes, and systems of internal controls for financial reporting regarding finance, accounting, reporting, and critical accounting policies and practices
•Assists with Board oversight of the Company’s compliance with legal and regulatory requirements, including internal controls designed for that purpose and financial and related risks
•Oversees and reviews the independence, qualifications, and performance of the Company’s independent auditor including fees related thereto
•Oversees the performance of the Company’s internal audit function, including the budget and staffing thereof
•Reviews and discusses with management potential significant risks to the Company and risk mitigation efforts, including relating to information technology and cybersecurity controls
•Assists the Board in its oversight of the governance portions of the Company’s ESG initiatives including the Company’s Code of Ethics and Business Conduct, anti-bribery and anti-corruption programs and of the overall risks relating to such ESG initiatives
•Prepares the Audit Committee report that the SEC rules require to be included in the Company’s annual proxy statement
•Acted by Written Consent 1 time in 2020

Compensation Committee Met 2 times in 2020 Current Members: Hunter C. Gary, Chairman Jonathan Frates
Primary Responsibilities:
•Reviews, amends, modifies, adopts, and oversees the incentive compensation plans, equity-based compensation plans, qualified retirement plans, health and welfare plans, deferred compensation plans, and any other benefit plans, programs or arrangements sponsored or maintained by the Company
•Evaluates the performance of our executive officers and, in connection therewith, reviews and determines, or recommends to the Board, the annual salary, bonus, equity-based compensation, and other compensation, incentives and benefits of our executive officers (other than compensation and benefits provided by one of its affiliates)
•Reviews and approves any employment, consulting, change-in-control, severance or termination, or other compensation agreements or arrangements with our executive officers
•Reviews and makes recommendations to the Board with respect to the compensation of non-employee directors or any plans or programs relating thereto
•Reviews and discusses the Compensation Committee Report and the Compensation Discussion and Analysis and recommends to the Board their inclusion in the Company’s Proxy Statement
•Assists the Board in assessing any risks to the Company associated with compensation practices and policies
•Assists the Board in its oversight of the social portions of the Company’s ESG initiatives including diversity, inclusion and human rights strategies, commitments, and reporting
•Acted by Written Consent 4 times in 2020

Governance Committee Met 1 time in 2020 Current Members: Jonathan Frates, Chairman Stephen Mongillo James M. Strock
Primary Responsibilities:
•Reviews the Company’s governance policies including Corporate Governance Guidelines and any requests for waivers thereunder
•Oversees the annual self-assessment of the Board and its committees
•Assists the Board in oversight of governance and related risks
•Reviews and makes recommendations on any stockholder proposals
•Leads director orientation and continuing education
•Assists the Board in its oversight of the governance portions of the Company’s ESG initiatives including the Company’s governance practices and reputation

EH&S Committee Met 1 time in 2020 Current Members: James M. Strock, Chairman Patricia A. Agnello Jaffrey A. Firestone
Primary Responsibilities:
•Oversees the establishment, administration and effectiveness of EH&S policies, programs, procedures, and initiatives
•Assists the Board in oversight of risks relating to EH&S
•Evaluates the Company’s contingency planning and emergency response preparedness
•Assists the Board in its oversight of the environmental, health, safety, and security portions of the Company’s ESG initiatives including the Company’s environmental, health, safety and security risks, opportunities, policies, and reporting, including those related to climate change and sustainability

Special Committee Met 1 time in 2020 Current Members: Jonathan Frates (1) Stephen Mongillo (2) David L. Lamp
Primary Responsibilities:
•Evaluates and approves matters arising during the intervals between Board meetings
•Exercises approval authority delegated by the Board
•Acted by Written Consent 26 times in 2020

(1) On April 20, 2021, following Mr. Cho’s resignation from the Board and all of the committees on which he served, Mr. Frates was re-appointed to the Special Committee.
(2) Mr. Mongillo was appointed to the Special Committee on May 6, 2020, replacing Mr. Frates.

Compensation Committee Interlocks and Insider Participation

During 2020, the Compensation Committee was comprised of Messrs. Gary and Frates. None of the members of the Compensation Committee during 2020 have, at any time, been an officer or employee of the Company and none have any relationship requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company.

DIRECTOR COMPENSATION

Director Compensation Program

The compensation the Company pays to its directors who are not officers or employees of CVR Energy or its affiliates (“Non-Employee Directors”) is designed to attract and retain nationally recognized, highly qualified directors to lead the Company and to be demonstrably fair to both the Company and its Non-Employee Directors, taking into consideration, among other things, the time commitments required for service on the Board and its committees. In developing Non-Employee Director compensation, the Board considers the factors set forth above, and relies upon its experience and judgment. Non-Employee Director compensation generally includes an annual cash retainer for service as a director, a separate cash retainer for service as a member or chairman of a committee, and reimbursement of certain travel and director education expenses.

In December 2019, the Board considered these goals and the compensation paid to such Non-Employee Directors for 2019, and upon recommendation of the Compensation Committee, elected to keep such compensation for 2020 the same as 2019. During 2020, the Non-Employee Directors received the following annual director fees:
•An annual cash retainer of $50,000, payable in quarterly installments;
•An annual cash retainer for service as a committee Chairman or member of $5,000 and $1,000, respectively, payable in quarterly installments; and
•Reimbursement of out-of-pocket costs incurred in connection with attending meetings of the Board and its committees and up to $1,500 in director-related education expenses.

No other directors (including non-management directors affiliated with IEP) receive any compensation for their service on the Board or its committees, though they are entitled to reimbursement of certain travel expenses.

The following table reflects compensation earned by or paid to each Non-Employee Director for the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
Bob G. Alexander [1]	$13,714	$—	$13,714
Stephen Mongillo [2]	57,654	568	58,222
James M. Strock	57,000	1,340	58,340
Jaffrey (Jay) A. Firestone [3]	37,000	—	37,000

1 Mr. Alexander served on the Board, Audit Committee and EH&S Committee until his passing on April 5, 2020, and as a result, the amounts reflected in this table are prorated for his term of service.
2 Mr. Mongillo was appointed to the Special Committee on May 6, 2020, and as a result the amounts reflected in this table are pro-rated based on his term of service thereon.
3 Mr. Firestone was appointed to the Board, Audit Committee and EH&S Committee on April 15, 2020, and as a result, the amounts reflected in this table are prorated for his term of service. Mr. Firestone’s fees were paid in the Canadian dollar equivalent of $37,000 USD based on the Bank of Canada rate for the day prior to entering each installment transaction in the payment system.

PROPOSAL 1
ELECTION OF EIGHT DIRECTORS NAMED IN THIS PROXY STATEMENT

Nominees
At the Annual Meeting, stockholders of record as of the Record Date are requested to elect Ms. Agnello and Messrs. Dargan, Firestone, Frates, Gary, Lamp, Mongillo, and Strock to serve on our Board until the 2022 Annual Meeting of Stockholders or until their successors are elected and qualified. Each of the nominees has indicated his or her willingness to serve as a director, if elected. If for any reason any of the nominees should become unable to serve as a director prior to the Annual Meeting, the proxy holders may vote for the election of a substitute nominee designated by the Board or the Board may reduce its size. The Board believes each director who has been nominated is qualified to serve as a director due to the value of his or her experiences, qualifications, attributes, and skills as noted below.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:

Nominee	Principal Occupation, Experience and Qualifications [4]
Patricia A. Agnello
Chairman and Director
Age 64

Current Public Company Directorships:
CVR Energy, Inc. (2018 to Current)
CVR Partners, LP (2021 to Current)
Sandridge Energy, Inc. (2020 to Current)

Former Public Company Directorships:
American Railcar Industries, Inc. (2017 to 2018)
Ms. Agnello has served as our director since 2018, and as our Chairman since April 2021. Ms. Agnello has been the Chief Human Resources Officer & Employment Counsel for IEP since March 2020, and for its former affiliate, Insight Portfolio Group LLC (“ISG”), an entity affiliated with Carl C. Icahn, from May 2007 until February 2020. In this capacity, Ms. Agnello provides human resources advice to a variety of companies with which Mr. Icahn has a relationship. Prior to joining ISG, Ms. Agnello held senior human resources positions at Integro Insurance Brokers, North Fork Bank, Marsh & McLennan Companies, Inc., PriceWaterhouseCoopers, and Exxon Corporation. Ms. Agnello has been a director of: the general partner of CVR Partners, LP (“CVR Partners”), a nitrogen fertilizer manufacturer, since March 2021; New Seabury Resources Management, Inc. (“New Seabury”), a company engaged in the business of owning, acquiring and managing real properties, since February 2021; Vivus, Inc. (“Vivus”), a biopharmaceutical company, since December 2020; SandRidge Energy, Inc. (“SandRidge”), an oil and natural gas company with a principal focus on exploration and production activities, since June 2020; Icahn Automotive Group LLC (“IAG”), an automotive parts installer, retailer and distributor, since 2017; TER Holdings I, Inc. (“TER Holdings”) (formerly known as Trump Entertainment Resorts, Inc.), a company engaged in real estate holdings, since February 2016; and PSC Metals, LLC (“PSC”), a metal recycling company, since 2012. Ms. Agnello was previously a director of American Railcar Industries, Inc. (“ARI”), a railcar manufacturing company, from November 2017 until December 2018. Ms. Agnello received a J.D. from St. John’s University School of Law, an MBA in Human Resources Management from Adelphi University, and a BA in Liberal Arts from Marymount Manhattan College. Based on Ms. Agnello’s extensive experience in human resources, business acumen and extensive board experience, we believe Ms. Agnello’s skills qualify her to serve as our Chairman and director.
4 ACF, ARI, CVRR, Cadus, CVR Partners, FDML, Ferrous, IAG, Icahn Capital, IA, IEHAP, IEP, ISG, New Seabury, PBYS, PSC, TEI, TER Holdings, Viskase, Vivus, VLTC, and XO each are or previously were indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had a non-controlling interest in both Herc and SandRidge through the ownership of securities.

Kapiljeet Dargan Director Age 39 Current Public Company Directorships: CVR Energy, Inc. (2021 to Current) Viskase Companies, Inc. (2021 to Current) CVR Partners, LP (2021 to Current)	Mr. Dargan has served as our director since April 2021. Mr. Dargan has been Tax Counsel for IEP and its affiliates since June 2018. Mr. Dargan previously was an associate in the tax department of the law firm Willkie Farr & Gallagher from October 2013 to June 2018. Mr. Dargan is currently a director of the general partner of CVR Partners, and Viskase Companies, Inc. (“Viskase”), a meat-casing company. Mr. Dargan received a B.S. in Computer Science and Quantitative Economics from Tufts University, a J.D. from UCLA School of Law, and an LL.M. in Taxation from New York University School of Law. We believe Mr. Dargan’s experience in complex tax and legal matters qualify him to serve as our director.
Jaffrey A. Firestone Director Age 64 Current Public Company Directorships: CVR Energy, Inc. (2020 to Current) Former Public Company Directorships: Voltari Corporation (2011 to 2019)	Mr. Firestone has served as our director since April 2020. Since 2006, Mr. Firestone has served as Chairman and Chief Executive Officer at Prodigy Pictures Inc., a leader in the production of quality film, television and cross-platform media. Previously, Mr. Firestone established Fireworks Entertainment in 1996 to produce, distribute and finance television programs and feature films. In 1998, Fireworks Entertainment was acquired by CanWest Global Communications Corporation, and Mr. Firestone was named Chairman and Chief Executive Officer and oversaw the company’s Los Angeles and London based television operations as well as its Los Angeles feature film division, Fireworks Pictures. In addition, Mr. Firestone oversaw the company’s interest in New York based IDP Distribution, an independent distribution and marketing company formed by Fireworks Entertainment in 2000 as a joint venture with Samuel Goldwyn Films and Stratosphere Entertainment. Mr. Firestone previously served on the board of directors and the audit committee of Voltari Corporation (“VLTC”), a company in the business of acquiring, financing and leasing commercial real properties from 2011 to 2019. Mr. Firestone has led two successful initial public offerings and, in 1998, was nominated for entrepreneur of the year. Mr. Firestone obtained a degree in commerce from McMasters University. Mr. Firestone has extensive experience in financial reporting, which, in addition to his past service on other boards, enables him to advise our Board on a range of matters, including financial matters, and makes him qualified to serve as our director.
Jonathan Frates
Director
Age 38

Current Public Company Directorships:
CVR Energy, Inc. (2016 to Current)
CVR Partners, LP (2016 to Current)
Viskase Companies, Inc. (2016 to Current)
SandRidge Energy, Inc. (2018 to Current)
Herc Holdings Inc. (2019 to Current)

Former Public Company Directorships:
American Railcar Industries, Inc. (2016 to 2018)
CVR Refining, LP (2016 to 2019)
Mr. Frates has served as our director since 2016. Mr. Frates has been a managing director at IEP since June 2018. From November 2015 until June 2018, Mr. Frates served as a Portfolio Company Associate at IEP. Prior to joining IEP, Mr. Frates served as a Senior Business Analyst at First Acceptance Corp. and as an Associate at its holding company, Diamond A Ford Corp. Mr. Frates began his career as an Investment Banking Analyst at Wachovia Securities LLC. Mr. Frates has served as: a director of Vivus since December 2020; a director of Herc Holdings Inc. (“Herc”), an international provider of equipment rental and services, since August 2019; Chairman of the Board of Directors of SandRidge since June 2018; a director of Viskase since March 2016 and Chairman of its Board of Directors since October 2019; and a director of the general partner of CVR Partners since March 2016. Mr. Frates has also been a member of the Executive Committee of ACF Industries LLC (“ACF”), a railcar manufacturing company, since September 2018. Mr. Frates was previously: a director of Ferrous Resources Limited (“Ferrous”), an iron ore mining company, from December 2016 to July 2019; a director of ARI, from March 2016 to December 2018; and a director of the general partner of CVR Refining, LP (“CVRR”), an independent downstream energy limited partnership, from March 2016 to February 2019. Mr. Frates received a BBA from Southern Methodist University and an MBA from Columbia Business School. Mr. Frates’ significant board experience and broad financial background make him qualified to serve as our director.

Hunter C. Gary
Director
Age 46

Current Public Company Directorships:
CVR Energy, Inc. (2018 to Current)
Conduent Inc. (2020 to Current)

Former Public Company Directorships:
Federal-Mogul Holdings LLC (2012 to 2016)
Tropicana Entertainment Inc. (2010 to 2018)
Cadus Corporation (2014 to 2018)
XO Holdings (2011 to 2018)
CVR Refining, LP (2018 to 2019)
Herbalife Ltd. (2014 to 2021)
CVR Partners, LP (2018 to 2021)

Mr. Gary has served as our director since 2018. Mr. Gary has served as Senior Managing Director IEP and has been employed by IEP since November 2010. At IEP, Mr. Gary is responsible for monitoring portfolio company operations, implementing operational value enhancement and leading operational activities in areas including technology, merger integration, supply chain, organization transformation, real estate, recruiting, business process outsourcing, SG&A cost reduction, strategic IT projects, and executive compensation. At IEP, Mr. Gary has served in various roles, including President of IEP’s Real Estate segment since November 2013 and head of IEP’s Information Technology and Cybersecurity group since September 2015. Mr. Gary has served as President and Chief Executive Officer of Cadus Corporation (“Cadus”), a company engaged in the acquisition of real estate for renovation or construction and resale, from March 2014 to June 2018. Prior to both IEP and Cadus, Mr. Gary had been employed by Icahn Associates Corporation (“IA”) an affiliate of IEP, in various roles since June 2003, most recently as the Chief Operating Officer of Icahn Sourcing LLC, a group purchasing organization focused on leveraging the aggregated spend of its collective members. Mr. Gary has been a director of: Vivus since December 2020; Conduent Inc. (“Conduent”), a company providing business process outsourcing services, since 2020; IAG since February 2016; The Pep Boys - Manny, Moe & Jack (“PBYS”), an automotive parts installer and retailer, since February 2016; PSC, since May 2012; and WPH, since June 2007. Mr. Gary has also been a member of the Executive Committee of ACF since July 2015. Mr. Gary was previously a director of: the general partner of CVR Partners, from September 2018 to March 2021; Herbalife Nutrition Ltd. (“HLF”), a nutrition company, from April 2014 to January 2021; Ferrous, from June 2015 to August 2019; the general partner of CVRR from September 2018 to February 2019; Tropicana Entertainment Inc. (“TEI”), a company that is primarily engaged in the business of owning and operating casinos and resorts, from March 2010 to October 2018; Cadus from February 2014 to June 2018; XO Holdings, a provider of telecom services, from September 2011 to January 2018; IEH Auto Parts LLC (“IEHAP”), a distributor of automotive aftermarket parts, from June 2015 to May 2017; and Federal-Mogul Holdings Corporation (“FDML”), a supplier of automotive powertrain and safety components, from October 2012 to February 2016. Mr. Gary received his Bachelor of Science degree with senior honors from Georgetown University, as well as a certificate of executive development from Columbia Graduate School of Business. Mr. Gary’s extensive experience in operations and oversight matters for a variety of companies and service on other public company boards, enable him to advise our Board on a range of matters and qualifies him to serve as our director.

David L. Lamp
Director
Age 63

Current Public Company Directorships:
CVR Energy, Inc. (2018 to Current)
CVR Partners, LP (2018 to Current)

Former Public Company Directorships:
CVR Refining, LP (2018 to 2019)
Northern Tier Energy, LP (2013 to 2016)
Mr. Lamp has served as our director since 2018. Mr. Lamp has served as our President and Chief Executive Officer and as the Executive Chairman of the general partner of CVR Partners since December 2017, and as the Chairman of the board of directors of the general partner of CVR Partners since 2018. Mr. Lamp has more than 40 years of technical, commercial and operational experience in the refining and chemical industries. He previously served as President and Chief Operating Officer of Western Refining, Inc. (“WNR”), from 2016 until its sale to Andeavor in 2017; as President and Chief Executive Officer and a Director of the general partner of Northern Tier Energy, L.P. from 2013 until its merger with WNR in 2016; and as a Director of CVRR, from January 2018 to February 2019.. Mr. Lamp graduated from Michigan State University with a Bachelor of Science in Chemical Engineering. We believe Mr. Lamp’s extensive knowledge and experience in the refining and chemical industries, as well as his significant background serving in key executive roles at public and private companies, and strong leadership skills make him well qualified to serve as our director.

Stephen Mongillo
Director
Age 59

Current Public Company Directorships:
CVR Energy, Inc. (2012 to Current)
Icahn Enterprises L.P. (2020 to Current)

Former Public Company Directorships:
Herc Holdings, Inc. (2016 to 2018)
Mr. Mongillo has served as our director since May 2012. Mr. Mongillo is currently the Chairman and Chief Executive Officer of AMPF, Inc., a distributor of picture frame mouldings and supplies of which he is the principal shareholder. Mr. Mongillo is a private investor and currently serves as a director and member of the audit committee of IEP. From January 2008 to January 2011, Mr. Mongillo served as a Managing Director of Icahn Capital LP, the entity through which Mr. Icahn managed third-party investment funds. Prior to joining Icahn Capital LP, Mr. Mongillo worked at Bear Stearns for 10 years, most recently as a Senior Managing Director overseeing the leveraged finance group’s efforts in the healthcare, real estate, gaming, lodging, leisure, restaurant and education sectors. Mr. Mongillo has previously served as a director of Herc from 2016 to 2018. Mr. Mongillo received a B.A. from Trinity College and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College. Based on Mr. Mongillo’s over 25 years of experience in the financial industry and his strong understanding of the complex business and financial issues encountered by large complex companies, we believe that Mr. Mongillo’s set of skills make him qualified to serve as our director.
James M. Strock Director Age 64 Current Public Company Directorships: CVR Energy, Inc. (2012 to Current)	Mr. Strock has served as our director since May 2012. Mr. Strock is the Chief Executive Officer of Serve to Lead Group, Inc., which he founded in 1997. Serve to Lead Group, Inc. serves diverse sectors including: finance, manufacturing, transportation, technology, defense, aerospace, health care, real estate, chemicals, professional services, insurance, environmental safety and health, remediation, clean tech, sustainability, energy, and medical cannabis. Mr. Strock, individually and as part of various teams and organizations, serves various functions, including: management, project management, financing, sales and marketing, stakeholder engagement, public advocacy, communication (including new media), crisis communication, strategic planning, regulatory compliance, negotiation, mediation, facilitation, human resources, and training. Mr. Strock has served in senior executive and board positions in the public, private, and not-for-profit sectors. He served as California’s founding Secretary for Environmental Protection, and as Assistant Administrator for Enforcement (chief law enforcement officer) of the U.S. Environmental Protection Agency. Mr. Strock is the author of three books on leadership, management, and communication. He is a member of the Council on Foreign Relations and the Authors Guild. Mr. Strock holds an A.B. from Harvard College and a J.D. from Harvard Law School. He served as captain in the USAR-JAGC. Based upon Mr. Strock’s extensive business and public service experience, which enable him to assist boards in meeting their responsibilities in various functions, we believe that Mr. Strock’s set of skills make him qualified to serve as our director.

EXECUTIVE OFFICERS

While the Board provides high-level strategy and guidance for the Company, our day-to-day activities are carried out by our executive officers. Our executive officers are appointed by the Board and act within the authorities granted by the Board and our organizational documents. In this report, we refer to the executive officers of our Company as our “executive officers.” The following table sets forth the names, positions, ages, background, experience, and qualifications of the executive officers of our Company, other than Mr. Lamp, who is listed under “Nominees” above. Mr. David L. Landreth served as an executive officer of the Company until his retirement in March 2021, following which, C. Douglas Johnson became an executive officer, holding the position of Executive Vice President and Chief Commercial Officer.

Name, Position and Age	Principal Occupation, Experience and Qualifications
Tracy D. Jackson Age 51 Executive Vice President and Chief Financial Officer (since 2018)	Ms. Jackson has served as our Executive Vice President and Chief Financial Officer and as Executive Vice President and Chief Financial Officer of the general partner of CVR Partners since May 2018. Prior to joining CVR Energy, Ms. Jackson held various positions at Tesoro Corporation and Tesoro Logistics LP, including vice president and controller from March 2015 until October 2016, vice president of financial planning and analytics from September 2013 to March 2015, vice president of finance and treasurer from October 2010 to September 2013, and vice president of internal audit from May 2007 until September 2010. Ms. Jackson obtained her undergraduate Bachelor of Business Administration and Accounting in 1993 and a Master of Business Administration in May 2012 from the University of Texas at San Antonio. Ms. Jackson is a Certified Public Accountant, a Certified Internal Auditor and Certified Information Systems Auditor.
Mark A. Pytosh Age 56 Executive Vice President, Corporate Services (since 2018)	Mr. Pytosh has served as Executive Vice President - Corporate Services since January 2018 and as President and Chief Executive Officer of the general partner of CVR Partners, LP since May 2014. Previously, Mr. Pytosh served as our Senior Vice President - Administration from October 2014 until December 2017. Mr. Pytosh served as executive vice president and chief financial officer for Alberta, Canada-based Tervita Corporation, an environmental and energy services company, from 2010 until 2014; as senior vice president and chief financial officer for Covanta Energy Corporation, which owns and operates energy from waster power facilities, biomass power facilities and independent power plants in the United States, Europe and Asia, from 2006 to 2010; and held various positions with Waste Services, Inc., an integrated solid waste services company that operates in the United States and Canada, from 2004 to 2006, including executive vice president, from 2004 to 2006, and chief financial officer, from 2005 to 2006. Mr. Pytosh has served as a director of the University of Illinois Foundation since 2007 and The Fertilizer Institute since 2015. Mr. Pytosh received a Bachelor of Science degree in chemistry from the University of Illinois, Urbana-Champaign.
Melissa M. Buhrig Age 46 Executive Vice President, General Counsel and Secretary (since 2018)	Ms. Buhrig has served as our Executive Vice President, General Counsel and Secretary and as Executive Vice President, General Counsel and Secretary of the general partner of CVR Partners since July 2018. Prior to joining CVR Energy, Ms. Buhrig served as executive vice president, general counsel and secretary of Delek US Holdings, Inc. and the general partner of Delek Logistics Partners, LP from October 2017 until June 2018 and held various positions with WNR from November 2005 until June 2017 including senior vice president - Services and compliance officer from August 2016 until WNR’s acquisition by Andeavor in July 2017, and executive vice president, general counsel, secretary and compliance officer of the general partner of Northern Tier Energy, LP (a WNR affiliate) from March 2014 until August 2016. Ms. Buhrig received a Bachelor of Arts in Political Science from the University of Michigan and a Juris Doctorate with honors from the University of Miami School of Law.

Name, Position and Age	Principal Occupation, Experience and Qualifications
C. Douglas Johnson Age 56 Executive Vice President and Chief Commercial Officer (since 2021)	Mr. Johnson has served as our Executive Vice President and Chief Commercial Officer since March 2021. Mr. Johnson has more than 31 years of experience in the refining and petrochemicals industry in areas relating to crude, feedstock, product and process optimization, commercial activities, marketing, logistics, and capital utilization. Prior to joining CVR Energy, he served as vice president, Asia for Marathon Petroleum Corporation and vice president, Asia with Andeavor (formerly known as Tesoro Corporation), which was acquired by Marathon in 2018. From 2004 to 2017, Mr. Johnson served in various roles with WNR and its affiliated companies, which was acquired by Andeavor in 2017, including as president of Western Refining Logistics, LP, a Delaware master limited partnership operating terminals, pipelines and other logistics assets, and as senior vice president, supply and trading. Prior to WNR, Mr. Johnson held various commercial and marketing roles with ConocoPhillips, Tosco and BP. Mr. Johnson received a Bachelor of Science in Management Science from Wright State University, with a concentration in statistics.
Matthew W. Bley Age 39 Chief Accounting Officer and Corporate Controller (since 2018)	Mr. Bley has served as our Chief Accounting Officer and Corporate Controller and as Chief Accounting Officer and Corporate Controller of the general partner of CVR Partners since May 2018. Prior to joining CVR Energy, Mr. Bley held the roles of assistant controller of reporting from March 2015 to April 2018, senior manager of financial reporting from September 2013 to March 2015, and manager of accounting research from May 2012 to September 2013 for Andeavor (formerly Tesoro). Mr. Bley received a Bachelor of Science in Business Administration and a Master of Science in Accounting from Trinity University in 2004 and 2005, respectively. In addition, he received an Master of Business Administration from Baylor University and is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers (defined below) for 2020 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation actions. Our actual compensation actions may differ materially from the currently planned programs and payouts summarized in this discussion.

Named Executive Officers

This compensation discussion and analysis provides stockholders with an understanding of our compensation philosophy, objectives, policies, and practices in place during 2020, as well as the factors considered by our Compensation Committee in making compensation decisions for 2020. It focuses on the compensation of persons who served as our CEO, our CFO, and our next three other most highly compensated executive officers for 2020, including Mr. Landreth, who retired in March 2021 (the “named executive officers”):

David L. Lamp	President and CEO
Tracy D. Jackson	Executive Vice President and CFO
Mark A. Pytosh	Executive Vice President - Corporate Services
Melissa M. Buhrig	Executive Vice President, General Counsel and Secretary
David L. Landreth	Former Executive Vice President and Chief Commercial Officer

Compensation Philosophy, Objectives and Processes

In establishing named executive officer compensation, our Compensation Committee generally seeks to compensate named executive officers in a way that meaningfully aligns their interests with the interests of our stockholders, including:
•Incentivizing important business priorities such as safety, reliability, environmental performance, and earnings growth;
•Aligning the named executive officers’ interests with those of our stockholders and stakeholders, including providing long-term economic benefits to the stockholder;
•Providing competitive financial incentives in the form of salary, bonuses, and benefits with the goal of retaining and attracting talented and highly motivated executive officers; and
•Maintaining a compensation program whereby the executive officers, through exceptional performance and incentive awards, have the opportunity to realize economic rewards commensurate with appropriate gains of other stockholders and stakeholders.

The Compensation Committee takes these main objectives into consideration when creating its compensation programs, setting each element of compensation under those programs, and determining the proper mix of the various compensation elements. Named executive officer compensation will generally include a mix of fixed elements, intended to provide stability, as well as variable elements, which align pay and performance, incentivizing and rewarding our named executive officers in years in which the Company achieves superior results.

The Compensation Committee also generally considers, among other factors, the success and performance of the Company, the contributions of named executive officers to such success and performance and the current economic conditions and industry environment in which the Company operates. From time to time, the Compensation Committee may utilize various tools in evaluating and establishing named executive officer compensation, including their own knowledge, experience, and judgment, as well as some or all of the following:
•Input from Board members or management. The Compensation Committee may from time to time ask that certain members of the Board or management provide information and recommendations relating to named executive officer compensation. Such information typically includes the named executive officers’ roles and responsibilities, job performance, the Company’s performance generally and among the industry, and such other information as may be requested by the Compensation Committee.
•Market data and peer comparisons. The Compensation Committee may utilize market data derived from common executive pay practices and industry companies supplemented with broad-based compensation survey data or survey data from the energy, refining, and chemical industries that influence the competitive market for executive talent or from companies comparable to the Company in terms of size and scale.

•The analysis, judgment, and expertise of an independent compensation consultant. The Compensation Committee may, from time to time, engage an independent outside compensation consultant periodically to provide a comprehensive analysis and recommendations regarding named executive officer compensation, although a compensation consultant was not engaged in 2020.

Compensation Risk Assessment

Our Compensation Committee periodically evaluates and considers risks of our compensation policies and practices as generally applicable to employees, including our named executive officers. Our Compensation Committee believes that our policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on us. In reaching this conclusion, our Compensation Committee reviewed and discussed the design features, characteristics, and performance metrics of our compensation programs, approval mechanisms for compensation, and observed the following factors, among others, which the Compensation Committee believes reduces risks associated with our compensation policies and practices:
•Our compensation policies and practices are centrally designed and administered;
•Our compensation is balanced among (i) fixed components like base salary and benefits, (ii) variable incentives tied to a mix of financial and operational performance, and (iii) long-term incentives;
•The Compensation Committee has discretion to adjust performance-based awards when appropriate based on our interests and the interests of our stockholders; and
•Certain elements of our compensation contain claw-back provisions.

Compensation Process for 2020

In setting named executive officer compensation for 2020, the Compensation Committee considered the philosophies and objectives described above, but did not engage an independent compensation consultant or reference any reports from an independent compensation consultant. Instead, the Compensation Committee utilized their own knowledge, experience, and judgment in assessing reasonable compensation and ensuring compensation levels remain competitive in the marketplace, consulted with Mr. Lamp regarding compensation for all named executive officers (other than Mr. Lamp), and also considered the following:

•The Company’s financial and operational performance;
•Each named executive officer’s compensation levels and performance in 2019;
•Total compensation for which each named executive officer would be eligible in 2020 including the expected ratio of salary to bonus; and
•The “at risk” components of the named executive officer compensation.

The Compensation Committee further considered the advisory vote of stockholders from its 2020 Annual Meeting, in which stockholders overwhelmingly approved, on an advisory basis, named executive officer compensation for 2019, which utilized a three-pronged program balancing base salary with annual performance-based bonus targets and long-term incentives, both reflected as a percentage of base salary. The Compensation Committee concluded this three-pronged program, which is the same utilized for all management employees of the Company, supports the objectives described above, and elected to keep the compensation structure for 2020 compensation the same as 2019, as follows:

Element	Primary Objectives	Approved 2020 Compensation
Base Salary	•Attract and retain high-caliber executives to lead the Company •Provide competitive financial incentives •Reward individual performance	2019 Base Salary increased by between 3% and 5% based on individual performance and/or total relative compensation levels, other than for Mr. Lamp who did not receive an increase
Annual Performance-Based Bonus
•Attract and retain high-caliber executives to lead the Company
•Incentivize important business priorities
•Align interests of executives with those of our stockholders
•Provide competitive financial incentives
Same target payout percentages as 2019 and substantially equivalent plan document and performance metrics as described below
Long Term Incentive Awards
•Attract and retain high-caliber executives to lead the Company
•Align interests of executives with those of stockholders
•Provide competitive financial incentives
•Promote continuity and retention of management
Same percentage of Base Salary and terms as 2019, vesting ratably over three years subject to vesting conditions

The Compensation Committee also consulted with the compensation committee of the board of directors of the general partner of CVR Partners (the “UAN Committee”) relating to Mr. Pytosh’s 2020 compensation, as 60% of his compensation is determined by the UAN Committee, based on the general allocation of his time spent performing services for CVR Partners (60%) and CVR Energy (40%). The Compensation Committee believes the process and objectives utilized by the UAN Committee in setting named executive officer compensation, as well as the structure and elements of such compensation, are generally consistent with those utilized by the Compensation Committee.

2020 Target Compensation Mix

The 2020 target compensation mix for our CEO and our other named executive officers was predominantly variable or “at risk” at 78.5% and 77.0%, respectively.

2020 Target Compensation Mix

(1)Comprised of the sum of our CEO’s 2020 base salary, target annual performance-based bonus, and grants in connection with the long-term incentive plan of CVR Energy (“CVI LTIP”).
(2)Comprised of the average of the named executive officers’ (excluding our CEO’s) (i) 2020 base salaries including, for Mr. Pytosh, that portion of his base salary determined by the UAN Committee; (ii) target annual performance-based bonuses under the 2020 CVR Energy, Inc. Performance-Based Bonus Plan (the “2020 CVI Plan”), including for Mr. Pytosh, that portion of his target annual performance-based bonus awarded by the UAN Committee under the 2020 CVR Partners, LP Performance-Based Bonus Plan (the “2020 UAN Plan”); and (iii) grants in connection with the CVI LTIP, including for Mr. Pytosh, grants by the UAN Committee under the long-term incentive plan of CVR Partners (the “UAN LTIP”).

Compensation Elements for 2020

Base Salary. Base salaries are set at a level intended to enable CVR Energy to hire and retain executives and to reward individual and Company performance. In February 2020, the Compensation Committee, approved the following base salaries for 2020:

Named Executive Officer	2019 Base Salary	2020 Base Salary	Increase from Prior Year
David L. Lamp	$1,000,000	$1,000,000	—%
Tracy D. Jackson	456,756	470,459	3.0%
Mark A. Pytosh (1)	551,050	567,582	3.0%
Melissa M. Buhrig	512,500	538,125	5.0%
David L. Landreth	442,900	456,187	3.0%

(1)For 2020, included $227,033 determined by the Compensation Committee and $340,549 by the UAN Committee.

Annual Performance-Based Bonus. In February 2020, the Compensation Committee considered the objectives and factors detailed above and, following consultation with Mr. Lamp:

•Approved the 2020 CVI Plan, which applies to all full-time employees of CVR Energy and its subsidiaries and contains terms generally consistent with the 2019 Performance-Based Bonus Plan (the “2019 CVI Plan”) as described below; and
•Elected to keep target payouts (as a percentage of base salary) under the 2020 CVI Plan the same as the prior year, or 150% for Mr. Lamp, 135% for Mr. Pytosh, and 120% for the other named executive officers.

As with the 2019 CVI Plan, payout under the 2020 CVI Plan was dependent first on achievement of an Adjusted EBITDA Threshold5 and then on achievement under the performance measures, both as specified below, which were substantially similar to the 2019 CVI Plan except for the adjustment of the definition of the Adjusted EBITDA Threshold to reflect increases in turnaround reserves for CVR Partners from $7 million to $8 million and for the petroleum segment from $55 million to $60 million, in each case to reflect expected turnaround activity.

EH&S Measures (25% of total payment)

Three measures evenly weighted, including Total Recordable Incident Rate (“TRIR”) (8.33%), Process Safety Tier 1 Incident Rate (“PSIR”) (8.33%), and Environmental Events (“EE”) (8.33%), with achievement determined based on the following:

Percentage Change (over the prior year)	Bonus Achievement
Increase in Incident Rate or Incidents	Zero
0%	50% of Target Percentage (Threshold)
Decrease > 0% and < 3%	Linear Interpolation between Threshold and Target
Decrease of 3%	Target Percentage
Decrease > 3% and < 10%	Linear Interpolation between Target and Maximum
Decrease of 10% or more, or if TRIR is maintained at or below 1.0, PSIR at or below 0.2 and EE at or below 20	150% of Target (Maximum)
5 Per the 2020 CVI Plan, Adjusted EBITDA Threshold means actual maintenance and sustaining capital expenditures plus reserves for turnaround expenses plus interest on debt for the given performance period and board-directed actions based on Company’s audited financial statements.

Financial Measures (75% of total payment)

Four measures evenly weighted, including Reliability (18.75%), Equipment Utilization (18.75%), Operating Expense (18.75%), and Return on Capital Employed (“ROCE”) (18.75%), with achievement determined based on the following:

Reliability	Bonus Achievement
Greater than 8.0%	Zero
8%	50% of Target Percentage (Threshold)
6.01% to 7.99%	Linear Interpolation between Threshold and Target
6%	Target Percentage
5.0% to 5.99%	Linear Interpolation between Target and Maximum
Less than 5.0%	150% of Target (Maximum)

Equipment Utilization (compared to plan)	Bonus Achievement
Less than 95%	Zero
95%	50% of Target Percentage (Threshold)
95.01% to 99.99%	Linear Interpolation between Threshold and Target
100%	Target Percentage
100.01% to 104.99%	Linear Interpolation between Target and Maximum
Greater than 105%	150% of Target (Maximum)

Operating Expense (compared to budget)	Bonus Achievement
Greater than 103%	Zero
103%	50% of Target Percentage (Threshold)
100.1% to 102.99%	Linear Interpolation between Threshold and Target
100%	Target Percentage
95% to 99.99%	Linear Interpolation between Target and Maximum
Less than 95%	150% of Target (Maximum)

ROCE (Ranking vs. Peer Group)	Bonus Achievement
First (highest)	150% of Target (Maximum)
Second	125% of Target Percentage
Third	112.5% of Target Percentage
Fourth	Target Percentage (100%)
Fifth	75% of Target Percentage
Sixth	50% of Target Percentage (Minimum)
Seventh	Zero

In setting the peer group under the 2020 CVI Plan, the Compensation Committee, in consultation with Messrs. Lamp and Pytosh, evaluated the fertilizer and refining business environments, assessed publicly traded entities in similar business lines and subject to similar regulations as the Company, and thereafter elected to keep peer groups under the 2020 CVI Plan the same as the 2019 CVI Plan, as follows:

Refining Peer Group		Fertilizer Peer Group
Delek US Holdings, Inc.	Marathon Petroleum Co.	CF Industries Holdings, Inc.	LSB Industries, Inc.
HollyFrontier Corp.	Par Pacific Holdings, Inc.	Flotek Industries, Inc.	Nutrien Ltd.
PBF Energy, Inc.	Valero Energy Corp.	Green Plains Partners LP	The Andersons, Inc.

2020 UAN Plan. Also in February 2020, the UAN Committee approved the 2020 UAN Plan with identical terms and performance measures (including the same Fertilizer Peer Group) as the portions of the 2020 CVI Plan relating to CVR Partners, other than the adjustment of the definition of the Adjusted EBITDA Threshold under the UAN Plan to reflect an increase in turnaround reserve from $7 million to $8 million. Mr. Pytosh could have received between 0% and 150% of target under the 2020 UAN Plan (which target represented his base salary determined by the UAN Committee) based on the performance of CVR Partners under these performance measures.

2020 CVI Plan and 2020 UAN Plan Results. In February 2021, the Compensation Committee and, only with respect to Mr. Pytosh, the UAN Committee evaluated and certified to the performance metrics contained in the 2020 CVI Plan and the 2020 UAN Plan, respectively, as follows:

•For the 2020 CVI Plan, the Compensation Committee observed the exceptional achievement of the Company under the performance measures despite the unprecedented circumstances during 2020 arising from the COVID-19 pandemic, which would have resulted in payout of 141% as detailed below. However, due primarily to market conditions including the significant destruction of refined product demand, CVR Energy did not meet the Adjusted EBITDA Threshold. As a result, while the Compensation Committee did exercise its discretionary authority to approve certain bonus payments to eligible non-management employees of the Company or its subsidiaries, it awarded no payouts to the named executive officers under the 2020 CVI Plan. However, based on individual performance and related factors, the Compensation Committee approved discretionary bonuses to the named executive officers other than Mr. Lamp of $21,000, $24,400, $19,600, and $25,500, to Messrs. Pytosh and Landreth and Mses. Jackson and Buhrig, respectively.

Adjusted EBITDA Threshold: $296 million Target = MISSED
	Measure	Measure Achievement	Payout Achievement	Weighted % Achievement
EH&S	TRIR (8.33%)	1.0	150%	12.5%
	PSIR (8.33%)	0.2	150%	12.5%
	EE (8.33%)	19% Decrease	150%	12.5%

Financial	Reliability (18.75%)	2.5%	150%	28.0%
	Equipment Utilization (18.75%)	105.0%	149%	28.13%
	Operating Expenses (18.75%)	95%	150%	28.13%
	ROCE (18.75%) *	7% (Fourth)	100%	18.75%

Total Measure Achievement				141%
Payout				0%
* The Measure Achievement in this table reflects the ROCE of CVRR and CVR Partners weighted based on their respective Adjusted EBITDA achievement.

•For the 2020 UAN Plan, the UAN Committee determined that CVR Partners had achieved the Adjusted EBITDA Threshold target of $83 million, certified to achievement of the performance metrics at 116% of target as detailed below, and as a result awarded to Mr. Pytosh payout under the 2020 UAN Plan of $535,700, as further described in the 2020 Annual Report on Form 10-K filed with the SEC by CVR Partners on February 23, 2021.

Adjusted EBITDA Threshold: $83 million Target = ACHIEVED
	Measure	Measure Achievement	Payout Achievement	Weighted % Achievement
EH&S	TRIR (8.33%)	Increase of 17%	0%	0%
	PSIR (8.33%)	Increase of 267%	0%	0%
	EE (8.33%)	Less than 20	150%	12.5%

Financial	Reliability (18.75%)	2.5%	150%	28.13%
	Equipment Utilization (18.75%)	105.0%	150%	28.13%
	Operating Expenses (18.75%)	95.0%	150%	28.13%
	ROCE (18.75%)	7% (Fourth)	100%	18.75%

Total Measure Achievement				116%
Payout				116%

Long-Term Incentive Awards. The Compensation Committee believes long-term incentive compensation is one of the most crucial elements of its compensation program. As part of 2020 compensation, effective December 2019, the Compensation Committee awarded to Messrs. Lamp, Pytosh, and Landreth and Mses. Jackson and Buhrig incentive units of 32,737; 9,620; 11,589, 11,960, and 13,422, respectively, which incentive units vest in one-third increments each December following the date of award, subject to the terms and conditions of the award agreement, with payout in cash based on the average closing price of a common share of CVR Energy for the ten trading days preceding vesting. Incentive units denominated in CVR Energy common shares were selected by the Compensation Committee to ensure an equity vehicle that represented the value and significance of the Company’s combined petroleum and fertilizer segments’ revenue and operational complexity. Effective December 2019, the UAN Committee awarded to Mr. Pytosh 191,930 phantom units of CVR Partners, as part of his 2020 compensation, which phantom units vest ratably over three years, subject to the terms and conditions of the award agreement.

Equity Ownership Requirements. CVR Energy has not established equity ownership requirements for its executive officers, and all long-term incentive or phantom awards, as applicable (including those issued in connection with the CVI LTIP, and under the UAN LTIP) are generally settled in cash. The Compensation Committee believes that cash-settled awards provide the CEO and the executive officers with a more attractive compensation package and are less burdensome for the Company to administer than equity-settled awards. Additionally, equity-settled compensation in the form of CVR Energy common stock or common units of CVR Partners would dilute the ownership interests of existing stockholders.

Hedging. We have a policy that prohibits our directors and named executive officers from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of CVR Energy securities by selling CVR Energy securities “short,” and we recommend all employees follow this practice. We also strongly recommend that directors, named executive officers and employees, as well as persons residing in their households, not trade in exchange-traded or other third-party options, warrants, puts and calls or similar instruments on CVR Energy securities, hold CVR Energy securities in margin accounts, or conduct “sales against the box” (i.e., selling of borrowed securities without ownership of sufficient shares to cover the sale).

Recoupment of Compensation. In addition to any claw-back provisions applicable under under the Dodd-Frank Wall Street Reform and Consumer Protection Act, NYSE listing standards or other applicable laws and regulations, our long-term incentive award agreements and performance-based bonus plans contain provisions providing for cancellation, forfeiture, rescission, repayment, recoupment or claw-back, as applicable, of certain compensation paid to our employees, including our named executive officers, under certain circumstances, including in the event of (i) a restatement of CVR Energy’s financial results that would reduce (or would have reduced) the amount of any previously awarded incentive units pursuant to the CVI LTIP, (ii) a determination by the Board or the Compensation Committee that the grantee of an award under the CVI LTIP has engaged in misconduct (including by omission) or that an event or condition has occurred, which, in each case, would have given the Company or its subsidiaries the right to terminate the grantee’s employment for cause, (iii) misconduct or gross dereliction of duty resulting in a violation of law or Company policy and causes significant harm to the Company, or (iv) other triggering events defined in the CVI LTIP award agreements and CVR Energy performance-based bonus plans.

Perquisites. The total value of all perquisites and personal benefits provided to each of CVR Energy’s named executive officers in 2020 was less than $10,000.

Benefits. During 2020, all the named executive officers participated in our health benefits, welfare, and retirement (the “401(k) plan”) plans.

Other Forms of Compensation. Mr. Lamp has provisions in his employment agreements with CVR Energy that provide for severance benefits in the event of a termination of his employment under certain circumstances. These severance provisions are described below in “Change-in-Control and Termination Payments.” Since September 2018, Messrs. Pytosh and Landreth and Mses. Jackson and Buhrig have been subject to CVR Energy’s Change in Control and Severance Plan (the “CIC and Severance Plan”) which provides for severance benefits in the event of a termination of his or her employment under certain circumstances. These severance provisions are described below in “Change-in-Control and Termination Payments.”

CVR Partners. As discussed above, a number of our executive officers, including all of our named executive officers other than Mr. Landreth, also serve as executive officers of the general partner of CVR Partners. All of our named executive officers receive their compensation and benefits from us, including compensation related to services performed for CVR Partners. In addition to the compensation received by Mr. Pytosh from us, he also receives equity-based and performance-based bonus awards from the UAN Committee pursuant to the UAN LTIP and any performance-based bonus plan adopted by CVR Partners. In the future, our other named executive officers may also receive equity-based awards pursuant to the UAN LTIP for services provided to CVR Partners. Pursuant to a Corporate Master Services Agreement (“Corporate MSA”) entered into between certain of our subsidiaries and CVR Partners, certain of its subsidiaries, and its general partner, CVR Partners (or its subsidiaries or its general partner, as the case may be) pays us a monthly fee generally reflecting (a) a pro rata share of personnel costs incurred by us in connection with the employment of our employees who provide services to CVR Partners, including an allocated portion of performance-based bonuses, incentive units, and performance units issued by us to those employees, (b) a pro rata share of certain general and administrative costs based on the estimated portion of such services that are for the benefit of CVR Partners, and (c)various other administrative costs in accordance with the terms of the Corporate MSA.

Tax Considerations. Section 162(m) of the Code generally limits deductions by publicly held corporations for compensation paid to its “covered employees” to the extent that the employee’s compensation for the taxable year exceeds $1.0 million. Prior to January 1, 2018, this limit did not apply to “qualified performance-based compensation,” which required, among other factors, satisfaction of a performance goal that was established by a committee of the Board consisting of two or more non-employee directors and stockholder approval of the material terms under which such compensation was paid. The Tax Cuts and Jobs Act (the “Tax Act”), enacted in December 2017, amended Section 162(m) to eliminate this “performance-based compensation” exception for taxable years beginning after December 31, 2017, such that compensation paid to a public company’s “covered employees” in excess of $1.0 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. In addition, the Tax Cuts amended the definition of “covered employees.” Effective January 1, 2018, “covered employees” include the chief executive officer, chief financial officer, the next three most highly compensated officers serving during the taxable year, and a covered employee for any preceding taxable year beginning after December 31, 2016.

As a general matter, in making its compensation decisions prior to the Tax Act’s amendment of Section 162(m) of the Code, the Compensation Committee sought to maximize the deductibility of compensation under Section 162(m) to the extent doing so was reasonable and consistent with our strategies and goals. Due to the elimination of the “qualified performance-based compensation exemption” under Section 162(m) by the Tax Act, other than compensation that qualified for the transition relief, the compensation in excess of $1 million per employee paid to our covered employees after 2017 is no longer deductible. Notwithstanding amendment of Section 162(m) of the Code by the Tax Act, we believe that stockholder interests are best served by preserving the Compensation Committee’s discretion and flexibility to take into account factors other than tax deductibility in making compensation decisions. Furthermore, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify and the application and interpretations of such requirements are subject to uncertainty, including the uncertain scope of the transition relief under the Tax Act. As such, there can be no assurance that any compensation awarded or paid by the Company will be fully deductible under any circumstances. Accordingly, the Compensation Committee retains the flexibility to approve compensation that may not be deductible if it believes that doing so is in the best interests of the Company and our stockholders. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our strategies and goals.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Hunter C. Gary, Chairman
Jonathan Frates

April 23, 2021

COMPENSATION OF NAMED EXECUTIVE OFFICERS
Summary Compensation Table
The following table sets forth the compensation paid to our named executive officers during the years ended December 31, 2020, 2019, and 2018. As of December 31, 2020, all of our named executive officers were employed by an indirect subsidiary of CVR Energy. All compensation paid to such named executive officers is reflected in the table, including compensation attributable to services performed for CVR Partners.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (1, 4)	All Other Compensation (5)	Total

David L. Lamp, President and CEO	2020	$1,000,000	$—	$2,144,005	$—	$20,801	$3,164,806
	2019	1,000,000	—	1,500,000	1,770,000	20,364	4,290,364
	2018	1,000,000	—	1,500,035	1,875,000	20,064	4,395,099
Tracy D. Jackson, Executive Vice President and CFO	2020	$470,459	$19,600	$807,565	$—	$18,390	$1,316,014
	2019	456,756	200,800	548,000	621,300	17,865	1,844,721
	2018	272,715	96,400	1,044,019	412,400	91,901	1,917,435
Mark A. Pytosh, Executive Vice President, Corporate Services	2020	$567,582	$21,000	$1,772,104	$535,700	$19,511	$2,915,897
	2019	551,050	457,300	1,102,000	818,000	20,364	2,948,714
	2018	535,000	310,500	1,070,011	799,500	17,742	2,732,753
Melissa M. Buhrig, Executive Vice President, General Counsel and Secretary	2020	$538,125	$25,500	$923,340	$—	$17,941	$1,504,906
	2019	512,500	236,100	615,000	737,000	99,410	2,200,010
	2018	230,769	125,800	1,500,039	349,000	301,934	2,507,542
David L. Landreth, Former Executive Vice President and Chief Commercial Officer (6)	2020	$456,187	$24,400	$781,837	$—	$20,801	$1,283,225
	2019	$442,900	$513,200	$531,000	$604,700	$20,364	2,112,164

(1)For 2018, amounts in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for Mses. Jackson and Buhrig were prorated for the year in which their employment commenced based on their start dates in May 2018 and July 2018, respectively.
(2)Amounts in this column include the discretionary bonus amount, if any, paid based on individual performance, significant achievements, and related factors, including for 2020, as described under “2020 CVI Plan and 2020 UAN Plan Results” above.
(3)Amounts in this column reflect the aggregate grant date fair value, as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”), of incentive units granted to each named executive officer in connection with the CVI LTIP, and for Mr. Pytosh, incentive units granted in connection with the CVI LTIP plus phantom units granted under the UAN LTIP, except that for 2018 for Mses. Jackson and Buhrig, this amount also includes incentive units awarded in connection with their hire of $522,003 and $900,017, respectively.
(4)Amounts in this column reflect: (a) for 2020, for Mr. Pytosh, amounts earned under the 2020 UAN Plan, which were paid in March 2021; and (b) for 2019 and 2018, amounts earned under the applicable performance-based bonus plan for CVR Energy, and with respect to Mr. Pytosh, for CVR Partners.
(5)Amounts in this column for 2020 include: (a) Company contributions under the CVR Energy 401(k) plan of $17,100 for each of Messrs. Lamp, Pytosh, and Landreth and Mses. Jackson and Buhrig; and (b) a Company contribution under its basic life insurance program of $3,701 for Messrs. Lamp and Landreth, $2,411 for Mr. Pytosh, $1,290 for Ms. Jackson, and $841 for Ms. Buhrig. Amounts in this column for 2019 include: (a) Company contributions under the CVR Energy 401(k) plan of $16,800 for each of Messrs. Lamp, Pytosh, and Landreth and Ms. Jackson, and $8,577 for Ms. Buhrig; (b) a Company contribution under its basic life insurance program of $3,564 for Messrs. Lamp, Pytosh, and Landreth, $1,065 for Ms. Jackson, and $540 for Ms. Buhrig; and (c) a Company relocation contribution of $90,293 for Ms. Buhrig. Amounts in this column for 2018 include: (a) Company contributions under the CVR Energy 401(k) plan of $16,500 for each of Messrs. Lamp and Pytosh and Ms. Jackson; and $9,423 for Ms. Buhrig; (b) a Company contribution under the Company basic life insurance program of $3,564 for Mr. Lamp, $401 for Ms. Jackson, $1,242 for Mr. Pytosh, and $228 for Ms. Buhrig; and (c) $75,000 and $292,282 in relocation expenses for Mses. Jackson and Buhrig, respectively, which includes moving expenses and other relocation services and payments including a related tax gross-up of $114,788 for Ms. Buhrig.
(6)Mr. Landreth retired as an executive officer in March 2021.

Grants of Plan-Based Awards

The following table sets forth information concerning amounts that could have been earned by our named executive officers under the 2020 CVI Plan - although actual payout under the 2020 CVI Plan to named executive officers was zero - and, with respect to Mr. Pytosh, the 2020 UAN Plan, as well as amounts that were granted under or relating to the CVI LTIP and, with respect to Mr. Pytosh, the UAN LTIP during 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)

Name	Bonus Plan / Award Type	Grant Date	Threshold (3)	Target	Maximum	Number of Shares of Stock or Units	Grant Date Fair Value
David L. Lamp	2020 CVI Plan	n/a	$62,250	$1,500,000	$2,250,000	—	—
	CVI LTIP	12/9/20	—	—	—	134,168	$2,144,005
Tracy D. Jackson	2020 CVI Plan	n/a	$23,429	$564,551	$846,827	—	—
	CVI LTIP	12/9/20	—	—	—	50,536	$807,565
Mark A. Pytosh	2020 CVI Plan	n/a	$12,720	$306,495	$459,743	—	—
	2020 UAN Plan	n/a	19,079	459,741	689,612	—	—
	CVI LTIP	12/9/20	—	—	—	40,608	$648,916
	UAN LTIP	12/9/20	—	—	—	93,288	1,123,188
Melissa M. Buhrig	2020 CVI Plan	n/a	$26,799	$645,750	$968,625	—	—
	CVI LTIP	12/9/20	—	—	—	57,781	$923,340
David L. Landreth	2020 CVI Plan	n/a	$22,718	$547,424	$821,136	—	—
	CVI LTIP	12/9/20	—	—	—	48,926	$781,837

(1)Amounts in these columns reflect amounts that could have been earned by the named executive officers under the applicable plan in respect of 2020 performance, excluding the impact of any individual discretionary performance adjustments. The performance measures for 2020 under the plans are set by the Compensation Committee and the UAN Committee, as applicable, as described in the “Compensation Discussion and Analysis.”
(2)Amounts in these columns reflect the number of and grant date fair value, as calculated in accordance with ASC 718, of (i) incentive units awarded to Messrs. Lamp, Pytosh, and Landreth and Mses. Jackson and Buhrig under the CVI LTIP during 2020; and (ii) phantom units awarded to Mr. Pytosh under the UAN LTIP during 2020.
(3)For the 2020 CVI Plan and the 2020 UAN Plan, “Threshold” represents the minimum payout under the applicable plan, assuming CVR Energy and CVR Partners, as applicable, each (a) satisfied the Adjusted EBITDA Threshold, and (b) achieved performance under one EH&S measure equal to the prior year performance, resulting in payout of 50% of the 8.33% measure value, or 4.16% of total target payout. For more information and full description of the 2020 CVI Plan and the 2020 UAN Plan, please see “Compensation Discussion and Analysis.” However, in certain circumstances - including for 2020 in which the Adjusted EBITDA Threshold under the 2020 CVI Plan was not achieved - the named executive officers may receive payout that is less than Threshold.

Employment Agreements

None of our named executive officers have an employment agreement with CVR Energy or its subsidiaries other than Mr. Lamp. On November 1, 2017, CVR Energy entered into an employment agreement with Mr. Lamp, as CEO and President of CVR Energy, effective January 1, 2018. The agreement has a four-year term continuing through December 31, 2021, unless otherwise terminated by CVR Energy or Mr. Lamp. Under his employment agreement, in addition to the ability to participate in such health, insurance, retirement, and other employee benefit plans and programs CVR Energy has in effect from time to time on the same basis as other executives of CVR Energy, Mr. Lamp is also eligible to receive:

•    An annual base salary of $1,000,000;

•    A performance-based annual cash bonus with a target payment equal to 150% of his annual base salary, to be based upon individual and/or company performance criteria as established by the Compensation Committee;
•    Annual performance units pursuant to the CVI LTIP having an aggregate value of $1.5 million, or such     other form of award as may be agreed upon by Mr. Lamp and the Compensation Committee; and
•    An incentive payment of $10 million (the “Incentive Payment”), provided he remains employed by CVR Energy or its subsidiaries through December 31, 2021 (unless terminated without cause or by Mr. Lamp for good reason, in each case, as defined in the employment agreement), payable:

o    Under the employment agreement, if on or prior to December 31, 2021, either (i) a transaction is consummated which constitutes a change-in-control (as defined in the employment agreement), or (ii) the Board approves a transaction which, if consummated, would constitute a change-in-control and such transaction is consummated on or prior to December 31, 2022; or

o    Under his separate Performance Unit Award Agreement, provided (a) none of the conditions for payout of the Incentive Payment under the employment agreement have been met, and (b) the average closing price of CVR Energy’s common stock over the 30-trading day period beginning on January 4, 2022 and ending on February 15, 2022 is equal to or greater than $60.00 per share (subject to any equitable adjustments required to account for splits, dividends, combinations, acquisitions, dispositions, recapitalizations, and the like).

The employment agreement requires Mr. Lamp to abide by a perpetual restrictive covenant relating to non-disclosure and non-disparagement and also includes covenants relating to non-solicitation and non-competition that govern during his employment and thereafter for the period severance is paid and, if no severance is paid, for six months following termination of employment. In addition, Mr. Lamp’s employment agreement provides for certain severance payments that may be due following termination of his employment under certain circumstances, which are described below under “Change-in-Control and Termination Payments.” The description of these agreements are qualified in their entirety by the text of such agreements, each of which have been publicly filed with the SEC.

Outstanding Equity Awards at Fiscal Year End 2020

The following table sets forth information concerning outstanding incentive unit awards made by CVR Energy, as well as outstanding phantom awards granted pursuant to the UAN LTIP, as applicable, that were held by certain of the named executive officers as of December 31, 2020. All of the outstanding shares or units reflected below are subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

			Equity Awards That Have Not Vested
Name	Award Type	Grant Date (1)	Number of Shares or Units	Market Value of Shares or Units (2)
David L. Lamp	Incentive Units	12/14/18	13,217	$253,106
	Incentive Units	12/13/19	21,824	351,366
	Incentive Units	12/09/20	134,168	1,999,103
Tracy D. Jackson	Incentive Units	12/14/18	4,599	$88,071
	Incentive Units	12/13/19	7,973	128,365
	Incentive Units	12/9/20	50,536	752,986
Mark A. Pytosh	Phantom Units	12/14/18	5,661	$113,333
	Incentive Units	12/14/18	3,771	72,215
	Phantom Units	12/13/19	12,795	204,976
	Incentive Units	12/13/19	6,413	103,249
	Phantom Units	12/9/20	93,288	1,494,474
	Incentive Units	12/9/20	40,608	605,059
Melissa M. Buhrig	Incentive Units	12/14/18	5,287	$101,246
	Incentive Units	12/13/19	8,948	144,063
	Incentive Units	12/9/20	57,781	860,937
David L. Landreth	Incentive Units	12/14/18	4,546	$87,056
	Incentive Units	12/13/19	7,726	124,389
	Incentive Units	12/9/20	48,926	728,997

(1)The incentive or phantom units generally vest in one-third annual increments in December of each of the three years following the Grant Date, subject to the terms of the applicable award agreement.
(2)This column represents the number of unvested units outstanding on December 31, 2020, multiplied by: (a) for incentive units issued on December 9, 2020, $14.90 (equal to the December 31, 2020 closing price of CVR Energy common stock (the “CVI Closing Price”)); (b) for incentive units issued on December 13, 2019, $16.10 (equal to the CVI Closing Price plus $1.20 in accrued dividends); (c) for incentive units issued on December 14, 2018, $19.15 (equal to the CVI Closing Price plus $4.25 in accrued dividends); (d) for phantom units issued on December 9, 2020 and December 13, 2019, $16.02 (equal to the December 31, 2020 closing price of CVR Partners’ common units (the “UAN Closing Price”)); and (e) for phantom units issued on December 14, 2018, $20.02 (equal to the UAN Closing Price, plus $4.00 in accrued distributions which has been adjusted to reflect the 1-for-10 reverse split of CVR Partners’ common units that was completed on November 23, 2020, pursuant to which each ten common units of CVR Partners were converted into one common unit of CVR Partners (the “Reverse Unit Split”)).

Equity Awards Vested During Fiscal Year 2020

This table reflects the portion of incentive unit awards made by CVR Energy, as well as phantom units granted pursuant to the UAN LTIP and the CVRR LTIP, as applicable, that vested during 2020.

	Equity Awards
Name	Number of Shares or Units Acquired on Vesting	Value Realized on Vesting
David L. Lamp	13,217	$261,697	(1)
	10,913	181,047	(2)
	24,130	$442,744

Tracy D. Jackson	10,229	$123,362	(3)
	4,600	91,080	(1)
	3,987	66,144	(2)
	18,816	$280,586

Mark A. Pytosh	10,999	$143,207	(4)
	6,167	99,905	(5)(6)
	3,771	74,666	(1)
	5,662	88,780	(5)(6)
	3,207	53,204	(2)
	6,398	65,324	(7)
	36,204	$525,086

Melissa M. Buhrig	13,357	$161,085	(3)
	5,287	104,683	(1)
	4,474	74,224	(2)
	23,118	$339,992

David L. Landreth	12,747	$165,966	(4)
	4,547	90,031	(1)
	3,863	64,087	(2)
	21,157	$320,084

(1)For incentive units for Messrs. Lamp, Pytosh, and Landreth and Mses. Jackson and Buhrig that vested during fiscal year 2020, the amount reflected includes a per unit value equal to (i) the average closing price of CVR Energy’s common stock in accordance with the agreement, and (ii) accrued dividends of $4.25 per unit.
(2)For incentive units for Messrs. Lamp, Pytosh, and Landreth and Mses. Jackson and Buhrig that vested during fiscal year 2020, the amount reflected includes a per unit value equal to (i) the average closing price of CVR Energy’s common stock in accordance with the agreement, and (ii) accrued dividends of $1.20 per unit.
(3)For incentive units for Mses. Jackson and Buhrig that vested during fiscal year 2020, the amount reflected includes a per unit value equal to (i) the fair market value of CVRR’s common units in accordance with the agreement, and (ii) accrued distributions of $1.56 per unit.
(4)For incentive units for Messrs. Pytosh and Landreth that vested during fiscal year 2020, the amount reflected includes a per unit value equal to (i) the fair market value of CVRR’s common units in accordance with the agreement, and (ii) accrued distributions of $2.52 per unit.
(5)For UAN LTIP phantom units that vested during fiscal year 2020, the amount reflected includes a per unit value equal to (i) the average closing price of CVR Partners’ common units in accordance with the agreement, and (ii) accrued distributions of $4.00 per unit.
(6)Accrued distributions have been adjusted to reflect the Reverse Unit Split.
(7)For UAN LTIP phantom units that vested during fiscal year 2020, the amount reflected includes a per unit value equal to the average closing price of CVR Partners’ common units in accordance with the agreement.

Change-in-Control and Termination Payments

Certain of our named executive officers are entitled to severance and other benefits from CVR Energy following the termination of their employment under certain circumstances.

David L. Lamp. Under his employment agreement, if Mr. Lamp’s employment is terminated due to death or disability, or by CVR Energy without cause and not in connection with a change in control, he (or his estate, in the event of termination due to death) is entitled to: (a) any accrued but unpaid amounts, plus (b) salary continuation for the lesser of six months and the remainder of the term of the employment agreement (such period, the “Lamp Post-Employment Period”), plus (c) a pro-rata bonus for the year in which termination occurs based on actual results. For terminations due to disability, Mr. Lamp is also entitled to disability benefits. If Mr. Lamp’s employment is terminated either by CVR Energy without cause or by Mr. Lamp for good reason (as these terms are defined in his employment agreement) within one year following a change in control (as defined in his employment agreement) or in specified circumstances prior to and in connection with a change in control, Mr. Lamp is entitled to receive the Incentive Payment within 30 days following the consummation of the change in control. Mr. Lamp does not receive any payments or benefits in the event of retirement. As a condition to receiving these severance payments and benefits, Mr. Lamp must execute, deliver and not revoke a general release of claims and abide by restrictive covenants relating to non-solicitation and non-competition during Mr. Lamp’s employment term, and thereafter during the period he receives severance payments or supplemental disability payments, as applicable, or for six months following the end of the term (if no severance or disability payments are payable), as well as a perpetual restrictive covenant relating to non-disclosure and non-disparagement. If any payments or distributions due to Mr. Lamp under his employment agreement would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be “cut back” only if that reduction would be more beneficial to him on an after-tax basis than if there was no reduction.

Other Named Executive Officers. Mses. Jackson and Buhrig and Messrs. Pytosh and Landreth do not have employment agreements. However, under the CIC and Severance Plan, Mses. Jackson and Buhrig and Messrs. Pytosh and Landreth are generally eligible for certain payments in the event of their involuntary termination (other than for cause, as defined in the CIC and Severance Plan) or their resignation for good reason (as defined in the CIC and Severance Plan), in each case, within the 120 days preceding or the 24 months following a change in control (as defined in the CIC and Severance Plan) including any amounts accrued prior to termination, plus a lump sum payment equal to twelve months of base salary plus the average annual bonus paid during the preceding three years (or target in the event of no bonus history). They are also entitled to acceleration of unvested equity awards. These payouts are subject to various conditions including the execution of a release agreement, a perpetual restrictive covenant relating to non-disclosure and non-disparagement and covenants relating to non-solicitation and non-competition for a period of 12 months.

The amounts of potential post-employment payments and benefits in the table below assume that the triggering event took place on December 31, 2020. Pursuant to the Corporate MSA, CVR Partners or its general partner is responsible for the payment of its proportionate share of the CIC and Severance Plan.

Value of Post-Employment Payments and Benefits

	Cash Severance					Benefit Continuation
	Death	Disability	Retirement	Termination without Cause or with Good Reason (4)		Death	Disability	Retirement	Termination without Cause or with Good Reason (4)
				(1)	(2)				(1)	(2)
David L. Lamp (3)	$693,101	$693,101	$193,101	$693,101	$10,000,000	$—	$—	$—	$—	$—
Tracy D. Jackson	—	—	—	—	1,035,010	—	—	—	—	—
Mark A. Pytosh	—	—	—	—	1,608,132	—	—	—	—	—
Melissa M. Buhrig	—	—	—	—	1,183,875	—	—	—	—	—
David L. Landreth	—	—	—	—	1,268,716	—	—	—	—	—

(1)Reflects severance payments and benefits without a change-in-control.
(2)Reflects severance payments and benefits with a change-in-control.
(3)For Mr. Lamp, payments upon (a) death, disability, or termination without cause or resignation for good reason not in connection with a change-in-control include: (i) base salary payable for six months under his employment agreement, plus (ii) a pro-rata bonus under the applicable bonus plan based on actual achievement, plus (iii) Accrued Amounts (as defined in his employment agreement), and (b) termination without cause or resignation for good reason in connection with a change-in-control includes payout of the incentive payment set forth under his employment agreement.
(4)For all named executive officers other than Mr. Lamp, payments in the termination without cause or with good reason column include, under the CIC and Severance Plan, a lump sum of twelve months’ base pay plus the average of the preceding three years’ annual bonus (or current target in the absence of three-year bonus history).

Certain of our named executive officers have received incentive unit awards under the CVI LTIP, as well as phantom unit awards under the UAN LTIP, each of which generally represents the right to receive, upon vesting, a cash payment equal to (i) the number of units times the average closing price of a common share of CVR Energy, or a common unit of CVR Partners, as applicable, for the ten trading days preceding vesting, plus (ii) the per unit cash value of all dividends declared and paid by CVR Energy or distributions declared and paid by CVR Partners, as applicable, from the grant date to and including the vesting date. These awards generally provide for acceleration upon certain termination events, as follows:
•For incentive units of CVR Energy granted to named executive officers, if the incentive units are cancelled or if such named executive officer (a) is terminated other than for cause or (b) is terminated due to death or disability, then the portion of the award scheduled to vest in the year in which such event occurs becomes immediately vested and the remaining portion is forfeited. If such named executive officer is terminated other than for cause or resigns for good reason in connection with a change-in-control all unvested awards accelerate.
•For phantom units of CVR Partners issued to Mr. Pytosh, if Mr. Pytosh (a) is terminated other than for cause or (b) is terminated due to death or disability, then the portion of the award scheduled to vest in the year in which such event occurs becomes immediately vested and the remaining portion is forfeited. If Mr. Pytosh is terminated other than for cause or resigns for good reason in connection with a change-in-control all unvested awards accelerate.

The following table reflects the value of accelerated vesting of the unvested incentive units and phantom units, as applicable, held by the named executive officers assuming the triggering event took place on December 31, 2020. For the purposes of the incentive units awarded, the value is based on the 20-day average closing price for the CVR Energy common stock for the 20-trading days preceding December 31, 2020, or $15.19 per share, plus accrued dividends of $1.20 and $4.25, as applicable. For the purposes of phantom units awarded, the value is based on the 20-day average closing price for CVR Partners common units for the 20 trading days preceding December 31, 2020, or $13.80 per unit, plus accrued distributions of $4.00, as applicable.

Value of Accelerated Vesting of Restricted Stock Unit and Incentive Unit Awards

	Death	Disability	Retirement	Termination without Cause or with Good Reason
				(1)	(2)
David L. Lamp	$—	$—	$—	$—	$2,652,646
Tracy D. Jackson	—	—	—	—	987,725
Mark A. Pytosh	—	—	—	—	2,359,964
Melissa M. Buhrig	—	—	—	—	1,127,131
David L. Landreth	—	—	—	—	958,190

(1)Termination without cause or resignation for good reason not in connection with a change-in-control.
(2)Termination without cause or resignation for good reason in connection with a change-in-control.

Pay Ratio

For 2020, we conducted a comparison of the median employee’s total annual compensation to the total annual compensation of our Principal Executive Officer (“PEO”) Mr. Lamp.

We estimate that the median of the annual total compensation of all our employees and our consolidated subsidiaries (except our PEO) was $122,585 for 2020. The annual total compensation of Mr. Lamp, our PEO for 2020, as reported in the Summary Compensation Table included above, was $3,164,806 for 2020. This total and the pay ratio described below are reasonable estimates calculated in a manner consistent with Item 402(u) of Regulation S-K.

Based on this information, we estimate that the ratio of the annual total compensation of our PEO to the median of the annual total compensation of all employees for 2020 was: 26 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our PEO, we used the following methodology and made the following material assumptions, adjustments, and estimates:

(1)We determined that, for the year ended December 31, 2020, the employee population of the Company and its consolidated subsidiaries consisted of 1,597 individuals.

(2)The “median employee” was identified as of December 31, 2020. To identify the “median employee” from the employee population, we compared the amount of annual total compensation of such employees for 2020 determined in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which consisted of salary, bonus, non-equity incentive plan compensation, and other compensation. We “annualized” the compensation of our full-time and part-time employees as of December 31, 2020 to adjust for the portion of the year that the employee did not work, if applicable. We did not make any cost-of-living adjustments in identifying the “median employee.”

(3)Once we identified our median employee, we included the elements of such employee’s compensation for 2020 determined in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $122,585. With respect to the annual total compensation of our PEO, we used the amounts reported in the “Total” column of our 2020 Summary Compensation Table included herein, which was calculated in accordance with the same requirements of Item 402(c)(2)(x) of Regulation S-K.

PROPOSAL 2
Advisory Vote on Named Executive Officer Compensation
(“Say-on-Pay”)

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed under “Compensation Discussion and Analysis,” the Summary Compensation Table, and the related compensation tables, notes, and narratives in this Proxy Statement.

Although this vote is non-binding, the Compensation Committee values your opinion and expects to consider the voting results when making future decisions on named executive officer compensation. We currently intend to conduct advisory votes on named executive compensation annually, until the next required non-binding advisory vote on the frequency of future advisory votes on named executive compensation.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our Compensation Committee has established executive compensation programs that are based on our pay-for-performance philosophy designed primarily with the following goals in mind:

•Aligning named executive officer and stockholder interests,
•Attracting and retaining quality leadership; and
•Supporting a pay-for-performance philosophy.

Please read the “Compensation Discussion and Analysis” contained herein, along with the Summary Compensation Table and the related compensation tables, notes, and narratives, which describes in greater detail our compensation philosophy and programs, as well as detailed information on the compensation of our named executive officers. The affirmative vote of a majority of the votes present in person (virtually) or by proxy and entitled to vote at the Annual Meeting is required for this proposal to be approved. The Board of Directors recommends you approve the following resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION

AUDIT COMMITTEE REPORT

At the beginning of 2020, the Audit Committee consisted of Messrs. Stephen A. Mongillo, Bob G. Alexander, and James M. Strock, each of whom was affirmatively determined by our Board to be “independent” and “financially literate” under the rules and regulations of the NYSE and the SEC, as applicable. Mr. Alexander passed away on April 5, 2020, and on April 15, 2020, the Board appointed Mr. Firestone to the Board and its Audit Committee. Mr. Firestone has been affirmatively determined by our Board to be “independent” and “financially literate” under the rules and regulations of the NYSE and the SEC, as applicable. The Audit Committee is led by its Chairman, Mr. Mongillo, who has been affirmatively determined by our Board to be an “audit committee financial expert” under the requirements of the NYSE. Among other matters, the Audit Committee oversees:
•Management’s preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations; and
•The independent audit of the Company’s consolidated financial statements by its independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), which is responsible for performing the audit in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”); opining whether the financial statements fairly present, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles (“GAAP”); and auditing the effectiveness of internal control over financial reporting.

However, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work, and relies without independent verification on the information provided to it and on the representations by management and Grant Thornton.

The Audit Committee conducted four meetings during 2020, and also held informal meetings with management, the internal auditors, and Grant Thornton during 2020. Among other matters, the Audit Committee:
•Discussed with the Company’s internal auditors and Grant Thornton the overall scope and plans for their respective audits and the results of their examinations and evaluations of the Company’s internal controls;
•Reviewed and discussed the audited consolidated financial statements contained in the Company’s 2020 Annual Report and matters related to Section 404 of the Sarbanes-Oxley Act with management and Grant Thornton and received the opinion of both that the Company prepared its consolidated financial statements in accordance with GAAP;
•Discussed with Grant Thornton its independence and matters required to be discussed with the audit committees under GAAP including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16 (codified as Auditing Standard No. 1301) “Communication with Audit Committees”, as amended, supplemented or superseded, as adopted by the PCAOB;
•Received the written disclosures and letter from Grant Thornton required by applicable requirements of PCAOB Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning independence and the advice of Grant Thornton that neither it nor any of its members has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries; and
•Reviewed the audit and non-audit services performed by and the amount of fees paid for such services to Grant Thornton and considered whether Grant Thornton’s provision of services to the Company beyond those rendered in connection with its audit and reviews of the Company’s consolidated financial statements was compatible with maintaining its independence.

Based on the foregoing review, discussions, and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its 2020 Annual Report for filing with the SEC. The Audit Committee also approved the engagement of Grant Thornton as the Company’s independent auditors for 2020. This report is respectfully submitted by the Audit Committee.

Audit Committee

Stephen Mongillo, Chairman
Jaffrey A. Firestone
James M. Strock

April 23, 2021

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton has served as the Company’s independent registered public accounting firm since August 2013. The following table presents fees billed by Grant Thornton to the Company and its subsidiaries for professional services and other services in the following categories and amounts for the fiscal years ended December 31, 2020 and 2019:

	2020	2019
Audit Fees (1)	$2,045,058	$1,989,237
Audit-Related Fees (2)	32,086	49,789
Tax Fees	—	—
All Other Fees	14,155	—
Total Fees Billed	$2,091,299	$2,039,026

(1)Audit Fees consist of fees for the audit of the Company’s consolidated annual financial statements filed with the SEC, quarterly reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, attestation of management’s assessment of internal control as required by Section 404 of the Sarbanes-Oxley Act, and consents and consultations on financial accounting and reporting standards arising during the course of audits, reviews, and filings. In addition, these amounts include fees for the annual audit and quarterly reviews of the Company’s affiliates, CVRR and CVR Partners, as applicable.
(2)Audit-Related Fees consist of fees for agreed upon procedures performed for statutory reporting and benefit plan audits.

The Audit Committee has considered whether the non-audit services provided by Grant Thornton were compatible with maintaining Grant Thornton’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of Grant Thornton as the Company’s independent registered public accounting firm during the firm’s appointment as the Company’s independent auditor.

Audit Committee’s Pre-Approval Policies and Procedures

All of the services performed by the independent auditor in 2020 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. Our Audit Committee charter, among other things, requires the Audit Committee to approve in advance all audit and permitted non-audit services provided by our independent registered public accounting firm and also requires the Audit Committee to establish periodically and to approve in advance the fee levels for all services performed by the independent auditor. The Audit Committee has also authorized any Audit Committee member to pre-approve audit, audit-related, tax, and other non-audit services up to $100,000, provided that the committee member shall timely report to the full committee each specific service pre-approved by them with copies of all supporting documentation.

PROPOSAL 3
Ratification of the Appointment of Auditors

The Audit Committee has approved and recommended the appointment of Grant Thornton LLP as the independent registered public accounting firm to examine the Company’s financial statements for 2021. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the ratification of Grant Thornton LLP as the independent registered public accounting firm for the Company. A representative of Grant Thornton LLP is expected to be in attendance at the Annual Meeting.

See “Audit Committee Report” above for further information.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

EQUITY COMPENSATION PLANS

The table below contains information about securities authorized for issuance under the CVI LTIP or as otherwise approved by the Compensation Committee as of December 31, 2020. The CVI LTIP was initially approved by our stockholders in October 2007 and re-approved by our stockholders in June 2014 and June 2017.

Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a)) (c)
Equity compensation plans approved by security holders:
CVR Energy, Inc. Long Term Incentive Plan	—	$—	6,787,341	(2)
Equity compensation plans not approved by security holders:
None	—	—	—
Total	—	$—	6,787,341

(1)The only awards outstanding under the CVI LTIP are unvested incentive units, which are settled in cash.
(2)Represents shares of common stock that remain available for future issuance pursuant to the CVI LTIP in connection with awards of stock options, non-vested restricted shares, restricted stock units, stock appreciation rights, dividend equivalent rights, share awards, and performance awards.

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS

The following table presents information regarding beneficial ownership of our common stock as of the Record Date by:
•each of our current directors and nominees for director;
•each of our named executive officers;
•each stockholder known by us to beneficially hold five percent or more of our common stock; and
•all of our named executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Except as otherwise indicated, the business address for each of the beneficial owners listed in the table is c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

Beneficial Owner Name	Shares Beneficially Owned
	Number	Percent (1)
Carl C. Icahn (2)	71,198,718	70.8%
Patricia A. Agnello	—	—
SungHwan Cho (3)	—	—
Kapiljeet Dargan (3)	—	—
Jaffrey A. Firestone (4)	—	—
Jonathan Frates	—	—
Hunter C. Gary	—	—
David L. Lamp	—	—
Stephen Mongillo	—	—
James M. Strock	—	—
Melissa M. Buhrig	—	—
Tracy D. Jackson	—	—
C. Douglas Johnson (5)	—	—
Mark A. Pytosh	—	—
David L. Landreth (6)	6,968	*
All directors and named executive officers, as a group (14 persons) (7)	6,968	*

*Less than 1%
(1)Percentage based upon 100,530,599 shares of common stock outstanding as of March 31, 2021.
(2)The following disclosures are based on a Schedule 13D/A filed with the SEC on August 1, 2018 by IEP Energy LLC (“IEP Energy”), IEP Energy Holding LLC, American Entertainment Properties Corp. (“AEP”), Icahn Building LLC, Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Carl C. Icahn (collectively, the “Icahn Reporting Persons”): (a) The principal business address of each of (i) IEP Energy, IEP Energy Holding LLC, AEP, Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601 and (ii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153. According to the filing, IEP Energy has sole voting power and sole dispositive power with regard to 71,198,718 shares. Each of IEP Energy Holding LLC, AEP, Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares. (b) According to the filing, each of IEP Energy Holding LLC, AEP, Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn, by virtue of their relationships to IEP, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares which IEP Energy directly beneficially owns. Each of IEP Energy Holding LLC, AEP, Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn disclaims beneficial ownership of such shares for all other purposes.
(3)Effective on April 20, 2021, Mr. Cho resigned from the Board, and Mr. Dargan was appointed to the Board.
(4)Mr. Firestone was appointed to the Board on April 15, 2020.
(5)Mr. Johnson was appointed as an executive officer in March 2021.
(6)Mr. Landreth retired as an executive officer in March 2021.
(7)The number of shares of common stock owned by all directors and named executive officers, as a group, reflects the sum of the 6,968 shares of CVR Energy common stock held by Mr. Landreth.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section describes related party transactions between the Company and its directors, executive officers, and 5% stockholders (and entities controlled by such persons, including CVR Partners) that occurred during the year ended December 31, 2020 and as otherwise described herein.

Transactions with IEP and its Affiliates

As of December 31, 2020, IEP and its affiliates owned approximately 70.8% of all common shares outstanding.

Tax Allocation Agreement

Prior to August 2018, CVR Energy was a member of the consolidated federal tax group of American Entertainment Properties Corp (“AEP”), an affiliate of IEP, and party to a tax allocation agreement with AEP (the “Tax Allocation Agreement”) under which AEP would pay all consolidated federal income taxes on behalf of the consolidated tax group. As a result, CVR Energy was required to make payments to AEP in an amount equal to the tax liability, if any, that it would have paid if it were to file as a consolidated group separate and apart from AEP.

Following August 2018, IEP and affiliates’ ownership of CVR Energy was reduced below 80% and, since that time, CVR Energy is no longer eligible to file as a member of the AEP consolidated federal income tax group. Beginning with the tax period following August 2018, CVR Energy became the parent of a new consolidated group for U.S. federal income tax purposes and files and pays its federal income tax obligations directly to the IRS. However, under the Tax Allocation Agreement, CVR Energy may be required to make payments in respect of taxes owed by AEP for periods prior to the exchange. Similar principles may apply for state or local income tax purposes where CVR Energy filed combined, consolidated, or unitary tax returns with AEP. As of December 31, 2020 and 2019, the Company’s Consolidated Balance Sheets reflected a nominal payable for federal income taxes due to AEP. As of December 31, 2020 and 2019, the Company’s Consolidated Balance Sheets also reflected a receivable of $44 million from and a payable of $20 million to, respectively, the IRS and certain state jurisdictions.

Insight Portfolio Group (“ISG”)

From January 2013, CVR Energy held a minority interest in ISG, an entity formed and controlled by Mr. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services, and tangible and intangible property at negotiated rates, and agreed to pay a portion of ISG’s operating expenses. On January 23, 2020, CVR Energy assigned its minority interests to a third-party and terminated its agreement relating to ISG. As a result, it did not pay any fees to ISG during the year ended December 31, 2020.

Transactions with Other Affiliates

Enable Pipeline Joint Venture

On September 19, 2016, Coffeyville Resources Pipeline, LLC (“CRPLLC”), an indirect wholly-owned subsidiary of CVRR, entered into an agreement with Enable Oklahoma Crude Services, LLC (“Enable”), formerly Velocity Central Oklahoma Pipeline LLC, related to their joint ownership of Enable South Central Pipeline, LLC (“Enable Pipeline”), formerly Velocity Pipeline Partners, LLC, a pipeline company that operates a 12-inch crude oil pipeline with a capacity of approximately 115,000 barrels per day and an estimated length of 26 miles with a connection to the Company’s Wynnewood, Oklahoma refinery and a trucking terminal at Lowrance, Oklahoma. CRPLLC holds a 40% interest in Enable Pipeline. Enable holds a 60% interest in Enable Pipeline and serves as the day-to-day operator.

Coffeyville Resources Refining & Marketing, LLC (“CRRM”), also an indirect wholly-owned subsidiary of CVRR, is party to a transportation agreement with Enable for an initial term of 20 years under which Enable provides CRRM with crude oil transportation services for crude oil purchased within a defined geographic area, and CRRM entered into a terminalling services agreement with Enable under which it receives access to Enable’s terminal in Lowrance, Oklahoma to unload and pump crude oil into Enable Pipeline’s pipeline for an initial term of 20 years. For the year ended December 31, 2020, CRRM incurred costs of $11 million under the transportation agreement with Enable. As of December 31, 2020, the Consolidated Balance Sheets of the Company included a liability of $1 million to Enable.

Midway Joint Venture

On October 31, 2017, CRPLLC and Plains All American Pipeline, L.P. (“Plains”) formed a 50/50 joint venture, Midway Pipeline LLC (“Midway”), which acquired the approximately 100 mile, 16-inch Cushing to Broome pipeline system from Plains with a capacity of approximately 150,000 barrels per day. The Cushing to Broome pipeline system connects the Company’s Coffeyville, Kansas refinery (“Coffeyville Refinery”) to the Cushing, Oklahoma oil hub. Midway has a contract with Plains pursuant to which Plains will continue its role as operator of the pipeline. For the year ended December 31, 2020, CRRM incurred costs of $17 million from crude oil transportation services incurred on the Midway pipeline through Vitol, Inc. as the intermediary purchasing agent.

Transactions with CVR Partners and CVRR

Background

Prior to our initial public offering, we created and transferred our nitrogen fertilizer business to CVR Partners and in April 2011, CVR Partners consummated its initial public offering. To effectuate CVR Partners’ initial public offering, the general and limited partners of CVR Partners entered into a new limited partnership agreement, and CVR Energy entered into a series of new agreements, and amended and restated certain of our existing intercompany agreements with CVR Partners and Coffeyville Resources Nitrogen Fertilizers, LLC (“CRNF”). These agreements were not the result of arm’s-length negotiations and the terms of these agreements are not necessarily at least as favorable to the parties to these agreements as terms which could have been obtained from unaffiliated third parties.

Omnibus Agreement

CVR Energy is party to an omnibus agreement with CVR Partners and its general partner, pursuant to which CVR Partners has agreed that CVR Energy will have a preferential right to acquire any assets or group of assets that do not constitute assets used in a fertilizer restricted business. In determining whether to exercise any preferential right under the omnibus agreement, CVR Energy will be permitted to act in its sole discretion, without any fiduciary obligation to CVR Partners or its unitholders whatsoever. These obligations will continue so long as CVR Energy owns at least 50% of CVR Partners’ general partner. There was no activity reported under this agreement during the year ended December 31, 2020.

Coffeyville MSA

Effective January 1, 2020, the Conflicts Committee of the board of directors of the general partner of CVR Partners and the Audit Committee of CVR Energy approved, and a subsidiary of CVR Partners, CRNF, and CRRM entered into, the Coffeyville Master Service Agreement (the “Coffeyville MSA”), which is composed of various supply and service agreements effectively replacing, on substantially equivalent terms, other related party agreements in place during 2019 and 2018 (the “Replaced Coffeyville Agreements”). In addition to affirming the terms and services described in the Replaced Coffeyville Agreements and resetting the durations thereof, as applicable, commencing January 1, 2020, the Coffeyville MSA provides for monthly payments, subject to netting, for all goods and services supplied under the Coffeyville MSA. The Coffeyville MSA will continue in effect until terminated in writing, in whole or in part, by either party, or until terminated automatically in the event a party falls out of common control with the other party. The Coffeyville MSA provides the following services:

•Cross Easements - Both CRNF and CRRM can access and utilize each other’s land in certain circumstances in order to operate their respective businesses.

•Hydrogen Purchase and Sale - CRRM agrees to sell and deliver a committed hydrogen volume of 90,000 mscf per month to CRNF and CRNF agrees to purchase and receive the committed volume. CRNF also has the option to purchase excess volume from CRRM, if available.

•Raw Water and Facilities Sharing - CRNF and CRRM are each owners of an undivided one-half interest in and to certain water rights and agree to (i) allocate raw water resources between our Coffeyville Refinery and CVR Partners’ Coffeyville nitrogen fertilizer facility (“Coffeyville Fertilizer Facility”) and (ii) provide for the management of the water intake system which draws raw water from the Verdigris River for both our Coffeyville Facility and the Coffeyville Fertilizer Facility.

•Coke Supply - Our Coffeyville Refinery sells pet coke to CRNF for its Coffeyville Fertilizer Facility, and in connection with such commitment, CRRM must deliver, and CRNF must purchase, during each calendar year an annual required amount of pet coke equal to the lesser of (i) 100 percent of the pet coke or (ii) 500,000 tons of pet coke. If during a calendar month, more than 41,667 tons of pet coke is produced and available for purchase, then CRNF has the option to purchase the excess at the purchase price provided for in the agreement. If the option is declined, CRRM may sell the excess to a third-party.

•Feedstock and Shared Services - CRNF and CRRM provide feedstock and other services to one another. These feedstocks and services are utilized in the respective production processes of our Coffeyville Refinery and the Coffeyville Fertilizer Facility. Feedstocks provided under the agreement include, among others, hydrogen, high-pressure steam, nitrogen, instrument air, oxygen, and natural gas.

•Lease - CRNF leases certain office and laboratory space from CRRM.

For the year ended December 31, 2020, net payments from CRNF to CRRM pursuant to the Coffeyville MSA were approximately $4 million. As of December 31, 2020, CVR Partners’ Consolidated Balance Sheets reflected a net payable of $1 million due to CVR Energy.

Corporate MSA

Also effective January 1, 2020, the Conflicts Committee of the general partner of CVR Partners and the Audit Committee of CVR Energy approved, and the parties entered into, the Corporate MSA between CVR Services, LLC (“CVR Services,” formerly Coffeyville Resources, LLC) and certain of its affiliates, and CVR Partners, its general partner, and its subsidiaries, which is comprised of various management and service agreements effectively replacing other related party agreements, on substantially equivalent terms, in place during 2019 and 2018 (the “Replaced Corporate Agreements”). In addition to affirming the terms and services described in the Replaced Corporate Agreements and resetting the durations thereof, as applicable, commencing January 1, 2020, the Corporate MSA provides for payment by each service recipient under the Corporate MSA of a monthly fee for goods and services supplied under the Corporate MSA, subject to netting and an annual true up, as well as pass-through of any direct costs incurred on behalf of a service recipient without markup.

Under the Corporate MSA, CVR Partners, its subsidiaries and its general partner obtain certain management and other professional services from CVR Services, including the following, among others:
•services from CVR Services’ employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under the agreement will serve CVR Partners on a shared, part-time basis only, unless CVR Partners and CVR Services agree otherwise;
•administrative and professional services, including legal, accounting, Sarbanes-Oxley compliance, financial reporting, human resources, information technology, communications, insurance, tax, credit, finance, corporate compliance, enterprise risk management, consulting, and government and regulatory affairs;
•recommendations on capital raising activities to the board of directors of the general partner, including the issuance of debt or equity interests, the entry into credit facilities, and other capital market transactions;
•managing or overseeing litigation and administrative or regulatory proceedings, investigations and other reviews in the ordinary course of business or operations, establishing appropriate insurance policies for CVR Partners, and providing safety and environmental advice;
•recommending the payment of distributions;
•managing or providing advice for other projects, including acquisitions, as may be agreed by the general partner and CVR Services from time to time; and
•permitting the use of the CVR Energy and CVR Partners trademarks by CVR Partners and its general partner at no cost.

For the year ended December 31, 2020, net payments from CRNF to CVR Services pursuant to the Corporate MSA were approximately $17 million. As of December 31, 2020, CVR Partners’ Consolidated Balance Sheets reflected a net payable of less than $1 million due to CVR Services.

CVR Partners Amended and Restated Registration Rights Agreement

CVR Partners entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”) with CVR Services, pursuant to which CVR Partners may be required to register the sale of CVR

Partners common units that CVR Services holds. Under the Registration Rights Agreement, CVR Services has the right to request that CVR Partners register the sale of common units held by CVR Services on six occasions, including requiring CVR Partners to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, CVR Services and its permitted transferees have the ability to exercise certain piggyback registration rights with respect to their securities if CVR Partners elects to register any of its equity interests. The Registration Rights Agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All CVR Partners common units held by CVR Services and any permitted transferee will be entitled to these registration rights, except that the demand registration rights may only be transferred in whole and not in part.

Related Party Transaction Policy

Our Board has adopted a Related Party Transaction Policy, which is designed to monitor and ensure the proper review, approval, ratification, and disclosure of our related party transactions. This policy applies to any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which we were, are, or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has, or will have a direct or indirect material interest. The Audit Committee must review, approve, and ratify a related party transaction if such transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, which the Audit Committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third-party, unless the Audit Committee otherwise determines the transaction is not in our best interests. Any related party transaction or modification of such transaction that our Board has approved or ratified by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such transaction does not need to be approved or ratified by our Audit Committee. In addition, related party transactions involving compensation will be approved by our Compensation Committee in lieu of our Audit Committee.

In addition, the charter for the Audit Committee provides that the Audit Committee will review, approve, and ratify transactions in which a potential conflict of interest exists or arises between the Company or any of its subsidiaries (including the general partner of CVR Partners acting on its own behalf and not on behalf of CVR Partners), on the one hand, and CVR Partners or any of its subsidiaries, on the other hand.

On October 22, 2019, the Audit Committee of CVR Energy agreed to authorize the exchange of certain parcels of property owned by CRRM a subsidiary of CVR Energy with an equal number of parcels owned by CRNF, all located in Coffeyville, Kansas (the “Property Exchange”). On February 19, 2020, CRRM and CRNF executed the Property Exchange agreement effectuating the same. This Property Exchange will enable each such company to create a more usable, contiguous parcel of land near its own operating footprint. CVR Energy and CVR Partners accounted for this transaction in accordance with the ASC 805-50 guidance on transferring assets between entities under common control. This transaction had a net impact to CVR Partners’ partners’ capital of approximately $0.1 million.

2022 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

For a stockholder proposal to be considered for inclusion in our Proxy Statement for the 2022 Annual Meeting of Stockholders, the Secretary must receive the written proposal at the address below no later than the close of business on December 24, 2021. Such proposals must meet the requirements set forth in our By-Laws. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

For a stockholder proposal that is intended to be presented at an annual meeting but not presented to us for inclusion in our Proxy Statement under Rule 14a-8, in general, the stockholder must give notice to the Secretary no earlier than February 2, 2022 and no later than March 4, 2022 and meet the requirements set forth in our By-laws. However, if the date of our 2022 Annual Meeting of Stockholders is held more than 30 days before or after June 2, 2022, then the stockholder’s notice, in order to be considered timely, must be received by the Secretary not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the 2022 annual meeting was mailed or public disclosure of such date was made.

Stockholders can suggest director candidates for consideration by writing to the attention of the General Counsel at the address below. Stockholders should provide the candidate’s name, biographical data, qualifications, and the candidate’s written consent to being named as a nominee in our proxy statement and to serve as a director, if elected. Stockholders should also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. The Board may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the candidate. See “Corporate Governance - Identifying and Evaluating Nominees for Directors” above.

To nominate an individual for election at our annual meeting for 2022, the stockholder must give timely notice to the Secretary in accordance with our By-laws, which, in general, require that the notice be received by the Secretary no earlier than February 2, 2022 and no later than March 4, 2022, unless the date of the stockholder meeting is moved more than 30 days before or after June 2, 2022, then the nomination must be received by the Secretary not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the 2022 annual meeting was mailed or public disclosure of such date was made.

If the number of directors to be elected at the 2022 Annual Meeting will be increased and there is no public announcement naming the nominees for the additional directorships prior to February 22, 2022, a stockholder’s notice will be considered timely with respect to the nominees for the additional directorships if it is received by the Secretary not later than the close of business on the tenth day after the day on which such public announcement is first made.

Proponents must submit stockholder proposals and recommendations for nomination as a director in writing to the following address:
CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: General Counsel

The General Counsel will forward the proposals and recommendations to the Governance Committee for consideration. We reserve the right to reject, rule out of order, or take other appropriate actions with respect to any proposal or nomination that does not comply with the procedures described above and other applicable requirements. In addition, a proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above.

VOTE BY INTERNET
Before The Annual Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 1, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Annual Meeting - Go to **www.virtualshareholdermeeting.com/CVI2021**

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

If you encounter any difficulties accessing the virtual Annual Meeting, please call the number that will be posted on the virtual Annual Meeting login page.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 1, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D49031-P52362

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CVR ENERGY, INC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE EIGHT NOMINEES LISTED BELOW AND "FOR" PROPOSALS 2 AND 3.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. To elect eight directors for terms of one year each, to serve until their successors have been duly elected and qualified.

Nominees:

01) Patricia A. Agnello	05) Hunter C. Gary
02) Kapiljeet Dargan	06) David L. Lamp
03) Jaffrey (Jay) A. Firestone	07) Stephen Mongillo
04) Jonathan Frates	08) James M. Strock

	For	Against	Abstain
2. To approve, by a non-binding, advisory vote, our named executive officer compensation ("Say-on-Pay").	☐	☐	☐
3. To ratify the appointment of Grant Thornton LLP as CVR Energy's independent registered public accounting firm for 2021.	☐	☐	☐

NOTE: Such other matters as may properly come before the meeting or any adjournments or postponements thereof will be voted on by the proxy holders in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:
Our Proxy Statement, Notice of Annual Meeting and the CVR Energy, Inc. 2020 Annual Report are available at www.proxyvote.com.

D49032-P52362

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CVR ENERGY, INC. 2021 ANNUAL MEETING OF STOCKHOLDERS JUNE 2, 2021, 10:00 AM (CENTRAL TIME) CVR ENERGY, INC.

The undersigned hereby appoints Tracy D. Jackson, Executive Vice President and Chief Financial Officer, and Melissa M. Buhrig, Executive Vice President, General Counsel and Secretary, and each or any of them, with full power of substitution and revocation, to vote as proxies for the undersigned as herein stated at the 2021 Annual Meeting of Stockholders of CVR Energy, Inc. (the "Company") to be held via live webcast at www.virtualshareholdermeeting.com/CVI2021 on Wednesday, June 2, 2021 at 10:00 a.m. (Central Time), and at any adjournments or postponements thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse hereof and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Important Notice Regarding the Availability of Proxy Materials.

IF THIS PROXY IS RETURNED WITHOUT DIRECTION BEING GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF THE COMPANY.

(Continued and to be signed on reverse side)